As filed with the U.S. Securities and Exchange Commission on October 18, 2024

Registration No. 333-______

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLARWINDOW TECHNOLOGIES, INC.
www.solarwindow.com
(Exact name of registrant as specified in its charter)

Nevada	3674	59-3509694
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code number)	Identification No.)

SolarWindow Technologies, Inc. 9375 E Shea Blvd., Suite 107B Scottsdale, Arizona 85260 (800) 213-0689
(Address and telephone number of principal executive offices)

Amit Singh President and Chief Executive Officer 9375 E Shea Blvd., Suite 107B Scottsdale, Arizona 85260 (800) 213-0689
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph Sierchio, Esq.

Sierchio Law LLP

430 Park Avenue

Suite 702

New York, NY 10022

Telephone: (212) 246-3030

Email: joseph@sierchiolaw.com

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2024

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sales is not permitted.

UP TO 1,180,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain of our stockholders named in the section of this prospectus titled “Selling Stockholders” (collectively, the “Selling Stockholders”) of up to 1,180,000 shares (collectively, the “Resale Shares”) of our common stock, par value $0.001 per share. Certain of the Selling Stockholders are either officers or directors of the Company. The Resale Shares being offered under this prospectus are comprised of 1,180,000 shares of common stock issuable upon exercise of outstanding and vested stock purchase options allowing the holders to purchase shares of common stock at an exercise price ranging from $0.33 to $6.21 per share.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify the Selling Stockholders against certain liabilities. The Selling Stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale by. Although we will pay substantially all the expenses incident to the registration of the Resale Shares, we will not receive any proceeds from the sales by the Selling Stockholders. We may however receive proceeds, if any, from the exercise, on a cash basis, of the stock purchase options.

Our common stock is presently quoted for trading under the symbol “WNDW” on the OTC Markets Group Inc. Pink Sheets (the “OTC PINK”). On October 17, 2024 the closing price of the common stock, as reported on the OTC PINK was $0.46 per share. Each of the Selling Stockholders has advised us that he or she will sell the Resale Shares from time to time in the open market, on the OTC PINK, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

The purchase of the Resale Shares offered through this prospectus involves a high degree of risk. Please refer to “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2024

ABOUT THIS PROSPECTUS

Except where the context otherwise requires and for purposes of this prospectus only, “we,” “us,” “our,” “Company,” “our Company,” and “SolarWindow” refer to SolarWindow Technologies, Inc., a Nevada corporation, and its consolidated subsidiaries.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the Selling Stockholders may, from time to time, offer and sell up to 1,180,000 shares of our common stock, as described in this prospectus. This prospectus provides you with a general description of the Resale Shares that the Selling Stockholders may offer and sell. You should read this prospectus carefully before making an investment decision.

We will not receive any proceeds from the sale by such Selling Stockholders of the Resale Shares offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of our Common Stock issuable upon the exercise of the stock purchase options. We will not receive any proceeds from the sale of the Resale Shares underlying the stock purchase options pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the stock purchase options for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement.

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights certain information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before investing in the securities offered pursuant to this prospectus. You should read the entire prospectus carefully, including the “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before making an investment decision.

Our Company

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. Effective as of March 9, 2015, we amended our Articles of Incorporation to change our name to SolarWindow Technologies, Inc.

We are a pre-revenue company developing proprietary transparent electricity-generating coatings and methods for application to various materials which we refer to as “LiquidElectricity® Coatings”. Our LiquidElectricity® Coatings generate electricity by harvesting light energy from natural sun, artificial light, and low, shaded, or reflected light conditions. We apply ultra-thin layers of LiquidElectricity® Coatings to rigid glass, and flexible glass and plastic surfaces where they transform otherwise ordinary surfaces into organic photovoltaic devices, commonly known as solar cells, or solar modules.

Our LiquidElectricity® is a framework which utilizes chemistry for different ultra-thin layers applied to a substrate. These layers include hole transport layers, active layers, electron transport layers, and conductive contact points for transmission of electricity. We have developed a specialty expertise in each layer of our LiquidElectricity® to optimize for power, optical clarity, manufacturability, stability, and other qualities. The flexibility engineered into our LiquidElectricity® framework allows us to target a variety of potential applications spanning multiple industries, including architectural, automotive, agrivoltaic (agricultural greenhouse), aerospace, commercial transportation and marine.

Our LiquidElectricity® Coatings are under development at one of the most respected and advanced solar-photovoltaic research institutions in the world, the U.S. Department of Energy’s (“DOE”) National Renewable Energy Laboratory (“NREL”), through a Cooperative Research and Development Agreement (“CRADA”). SolarWindow® also has support from commercial contract firms who provide expertise in chemistry, coatings processes, and manufacturing.

Our commercial development efforts include seeking technology, product licensing, and joint venture arrangements with research institutions, commercial partners, manufacturing and fabrication facilities, and organizations with established technical competencies, market reach, and distribution networks in targeted industries.

Among our near-term product iterations, is the electrification of glass surfaces. LiquidElectricity® , when applied using our proprietary processes to glass, could be fabricated into a window product to produce electricity-generating windows for potential use in new construction and retrofit applications in commercial buildings. We also envision the application of LiquidElectricity® Coatings to existing third-party materials or product surfaces, to create electricity-generating products which could become self-powered, or colloquially, “self-charging” products.

We have achieved important milestones and overcome major technical challenges in order to broaden the range of materials and products that we can coat to generate electricity. Our goals in developing electricity-generating products have included ensuring transparency and aesthetics, optimizing power generation, developing productization processes, simplifying manufacturability, and lowering costs of coating materials and their related application.

We first coated rigid flat glass with our LiquidElectricity® Coatings to generate electricity. Numerous technological advancements have enabled us to fabricate panes of flat glass layered with LiquidElectricity® coatings at room temperature and ambient pressure; this process represents a significant technical achievement which may provide manufacturing advantages over expensive and cumbersome high temperature and high positive or negative pressure-sensitive manufacturing methods common to conventional solar photovoltaic manufacturing.

Among important field tests, LiquidElectricity® Coatings on flat glass have been successfully processed through the rigorous autoclave system for window glass lamination at a commercial fabricator. At the fabricator’s facilities, glass panes layered with LiquidElectricity® Coatings were subjected to the extremely high heat and pressure of autoclave equipment used in commercial glass lamination. Subsequent performance testing confirmed that glass with LiquidElectricity® Coatings continued to produce power.

LiquidElectricity® Coatings on glass panes have also been subjected to more than 200 freeze/thaw cycles, yielding favorable performance. Our edge sealing processes and materials contributed to the prevention of moisture-related damage, an important feature.

In addition to flat glass, we have successfully applied our LiquidElectricity® Coatings to generate electricity on flexible glass and plastics. On glass surfaces, our electricity-generating coatings could enable new and retrofit architectural applications such as windows for commercial towers, glass walls and curtain walls, room dividers, and other related products. On flexible surfaces, our electricity-generating products present applications in various industries, including automotive, light and commercial trucks, recreational vehicles, marine, aerospace and defense, agrivoltaics, and others.

In 2022, SolarWindow® successfully applied LiquidElectricity® Coatings using fully-solution processable methodology to create a non-transparent organic photovoltaic device. Fully-solution processable organic photovoltaic methodology offers the potential for industry standard chemical deposition for more economical and time efficient manufacturing and production.

In 2023, LiquidElectricity® Coatings were successfully applied using fully-solution processable methodology to create semi-transparent solar modules. LiquidElectricity® applied with this methodology could benefit the agriculture market through utilizing crop shelter structures which offer protection in adverse climate conditions by generating electricity on greenhouse windows and canopies while simultaneously optimizing light transmission for maximum crop yield.

In 2024, SolarWindow® successfully applied its fully-solution processable coatings and methodology onto substrates while simultaneously maintaining optimal power conversion efficiency, high visible light transmission and optical clarity. Simultaneously, SolarWindow® discovered a new processing methodology to enhance aesthetics by decreasing the appearance of scribe lines across modules.

Our planned productization and commercialization of SolarWindow® technologies will require significant further product development, fabrication, testing, and validation. In addition to our technology development CRADA and engagements with specialty contract groups, we anticipate the need for product development partnerships with commercial partners, as well as additional financing, which may not be readily available, to ascertain the viability of our technologies and products, currently under development.

Our technologies and products, currently under development, use our proprietary chemistries and application processes in order to generate electricity on glass and plastics. Our ongoing research and product development requires the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our scientists, engineers, and consultants.

Corporate Information

Our executive office is located at 9375 E Shea Blvd., Suite 107-B, Scottsdale AZ 85260. Our telephone number is (800) 213-0689. Our website is www.solarwindow.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K Information contained on our web site (or any other website) does not constitute part of this prospectus.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and product development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early-stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 7 of this prospectus.

THE OFFERING

Securities Being Registered:	Up to 1,180,000 shares of common stock, comprised of 1,180,000 shares of common stock issuable upon exercise outstanding and vested stock purchase options allowing the holders to purchase shares of common stock at exercise prices ranging from $0.33 to $6.21 per share.

Offering Price:	Each Selling Stockholder will determine at what price he or she may sell their Resale Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

Selling Stockholders:	The Selling Stockholders are employees, consultants, officers or directors of the Company who have been granted non plan stock purchase options to purchase shares of our common stock from us. Please refer to the section titled “Selling Stockholders” of this prospectus.

Resale Shares Outstanding Prior to Completion of the Offering:	As of the date of this prospectus there were 53,198,399 shares of our common stock issued and outstanding.

Resale Shares Outstanding upon Termination of the Offering:	Assuming all Resale Shares registered for resale are sold, and that the Company has not offered and sold and additional shares of its common stock prior to termination of this offering there, will be 54,383,399 shares issued and outstanding after giving effect to the exercise of the listed stock purchase options.

Authorized Capital Stock:	Our authorized capital stock consists of stock of 300,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. No preferred shares are issued and outstanding as of the date of this prospectus.

Market for Shares of Our Common Stock	Shares of our common stock are quoted for trading on the OTC PINK under the symbol WNDW.

Transfer Agent:	ClearTrust, LLC, 16540 Pointe Village Dr Ste 210, Lutz, FL 33558.

Risk Factors:	Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and product development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early-stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section titled “Risk Factors” of this prospectus.

Use of Proceeds:	We have agreed to pay certain expenses in connection with this registration statement and to indemnify the Selling Stockholders against certain liabilities. The Selling Stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale by. Although we will pay substantially all the expenses incident to the registration of the Resale Shares, we will not receive any proceeds from the sales by the Selling Stockholders. We may however receive proceeds, if any, from the exercise, on a cash basis, of the stock purchase options.

Duration of Offering:	Pursuant to the terms of applicable registration rights agreements between us and the Selling Stockholder (“Registration Rights Agreement”) we agreed to register for resale all of Resale Shares pursuant to the registration requirement of the Securities Act, and to keep the registration statements, of which this prospectus is a part of, effect as to each Stockholder effective until the earlier of: (a) the date such Selling Stockholder’s Resale Shares have been sold in accordance with this prospectus; (b) such Resale become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to our transfer agent as reasonably determined by us, upon the advice of our counsel; (c) such Resale Shares have otherwise been disposed of by the investor pursuant to an exemption from the registration requirements of the Securities Act, (d) two (2) years following the date on which such stockholders purchase his or her Resale Shares, or (e) a date which is 180 calendar days following the termination date of the stock option agreement governing the terms of such Stockholders stock purchase option .

Summary Financial Data

The following tables set forth a summary of certain selected consolidated financial data for the three and nine months ended May 31, 2024, and 2023 and for the fiscal years ended August 31, 2023 and 2022. This information is derived from our consolidated financial statements. Historical results are not necessarily indicative of the results that may be expected for any future period. The consolidated financial data below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included elsewhere in this prospectus.

Statements of Operations Data	For the Three Months Ended May 31, 2024 Unaudited	For the Three Months Ended May 31, 2023 Unaudited	For the Nine Months Ended May 31, 2024 Unaudited	For the Nine Months Ended May 31, 2023 Unaudited

Revenue	$-	$-	$-	$-
Net loss from continuing operations	$(1,457,858)	$(499,439)	$(2,398,921)	$(1,548,784)
Net loss from discontinued operations	(4,456)	(54,810)	(11,797)	(259,320)
Net loss attributable to common stockholders	$(1,462,314)	$(554,249)	$(2,810,718)	$(1,808,104)
Loss per share attributable to common stockholders basic and diluted	$(0.03)	$(0.01)	$(0.05)	$(0.03)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	53,198,399	53,198,399	53,198,399	53,198,399

Statements of Operations Data	For the Year Ended August 31, 2023	For the Year Ended August 31, 2022

Revenue	$-	$-
Net loss from continuing operations	$(2,064,513)	$(3,689,083)
Net loss from discontinued operations	(331,882)	(1,259,450)
Net loss attributable to common stockholders	$(2,396,395)	$(4,948,533)
Loss per share basic and diluted	$(0.04)	$(0.09)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	53,198,399	53,198,399

Balance Sheet Data	As of May 31, 2024	As of August 31, 2023	As of August 31, 2022

Cash and cash equivalents	$841,098	$492,610	$8,077,849
Short-term investments	$4,000,000	$5,500,000	$-
Working capital	$5,261,925	$6,017,272	$8,244,103
Total assets	$5,636,702	$7,619,780	$9,692,471
Total liabilities	$359,413	$287,226	$118,376
Total Stockholders’ equity	$5,277,289	$7,332,554	$9,574,095

RISK FACTORS

The purchase of the Resale Shares offered through this prospectus involves a high degree of risk. Accordingly, the following risk factors and the forward-looking statements throughout this prospectus should be read carefully in connection with your evaluation of our business. A wide range of events and circumstances could materially affect our overall performance and our results of operations, and therefore, an investment in us is subject to risks and uncertainties. In addition to the important factors affecting specific business operations and the financial results of those operations identified elsewhere in this prospectus, the following important factors, among others, could adversely affect our operations. While each risk is described separately below, some of these risks are interrelated and it is possible that certain risks could trigger the applicability of other risks described below.. Additional risks and uncertainties not presently known to us, or that are currently deemed immaterial, could also potentially impair our business, results of operations and potential profitability. These risk factors may be amended, supplemented, or superseded from time to time in filings and reports that we file with the SEC in the future.

Risks Related to Our Financial Condition

We have not generated any revenues and have experienced significant losses to date, and we expect to continue incur losses for the foreseeable future.

We have experienced and continue to experience negative cash flows from operations. We have not generated any revenue since inception and do not expect to generate any substantial amounts of revenue for the foreseeable future. We had a net loss of $2,810,718, $2,396,395 and $4,948,533 for our fiscal nine months ended May 31, 2024, and fiscal years ended August 31, 2023, and 2022, respectively. As of May 31, 2024, we had cash and short-term investments of $4,841,098 and working capital of $5,261,925. Based on management’s assessment, the Company has sufficient cash and short-term investments to meet its current funding requirements over the next twelve months following the date of this prospectus, to meet our projected product development and fabrication goals during this period. However, our current cash and short-term investments may not be sufficient to permit us to maintain or expand our operations beyond this period.

Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

As of August 31, 2023, we had U.S. federal net operating loss carryforwards (“NOLs”) of approximately $38,524,000 due to prior period losses which if not utilized will begin to expire for federal and state tax purposes beginning in 2023. Realization of these NOLs depends on future income, and there is a risk that our existing NOLs could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our results of operations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Our initial public offering, as well as future changes in our stock ownership, the causes of which may be outside of our control, could result in an additional ownership change under Section 382 of the Code. Our NOLs may also be impaired under state laws. In addition, under 2017 legislation commonly referred to as the Tax Cuts and Jobs Act, NOLs generated in taxable years beginning after December 31, 2017, may be utilized to offset no more than 80% of taxable income annually. This change may require us to pay federal income taxes in future years despite generating a cumulative loss for federal income tax purposes. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability.

We will require additional financing in the future to maintain and expand operations into advanced stages of product development and fabrication, and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects.

We are currently in the advanced stages of our research and early stages of product development and have come to the point where larger, faster, and more precise equipment is necessary for development to continue and to be able to come to market with a commercially viable product.

We expect capital outlays and operating expenditure to increase over the next several years as we work to expand our commercial activities, expand our development activities, expand manufacturing operations and expand our infrastructure. We may need to raise additional capital to, among other things:

●	sustain and expand the commercialization of our commercialized of our technology and products;
●	expand and automate our manufacturing capabilities and reduce our cost of sales;
●	increase our sales and marketing efforts to drive market adoption and address competitive developments;
●	finance capital expenditures and our general and administrative expenses;
●	maintain, expand and protect our intellectual property portfolio;
●	add operational, financial and management information systems; and
●	hire additional research and development, quality control, scientific, and general and administrative personnel.

Our present and future funding requirements will depend on many factors, including but not limited to:

●	the level of research and development investment required to maintain and improve our technology position;
●	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, if any;
●	our efforts to acquire or license complementary technologies or acquire complementary businesses;
●	changes in product development plans needed to address any difficulties in commercialization or changing market conditions;
●	competing technological and market developments; and
●	changes in regulatory policies or laws that may affect our operations.

We cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient amount, if any, to fund our working capital needs. Accordingly, we may need to undertake or seek out additional equity or debt financings to secure additional capital. We cannot assure you that we would be able to locate additional financing on commercially reasonable terms or at all. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue could be impaired and our business may be harmed.

Raising additional capital will cause dilution to our existing stockholders and may restrict our operations or require us to relinquish certain intellectual property rights.

We will seek additional capital through a combination of public and private equity offerings, debt financing, strategic partnerships and alliances, licensing arrangements and grants. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financing may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our products, or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to curtail certain operational activities, including research and development, sales and marketing, and manufacturing operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Because we cannot currently estimate the amount of funds or time required to commercialize our technologies, even if financing is available to us, we may secure less funding than is actually required to effectuate our business plan.

As noted above, we are currently in the advanced stages of our research and early stages of product development. We have come to the point where larger, faster, and more precise equipment is necessary for all facets of technology and product development to continue and to be able to come to market with a commercially viable product. We, however, cannot accurately predict the amount of funding or the time required to successfully commercialize our technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and product development efforts; the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and product development programs; competitive and technological advances; the cost of filing, prosecuting, defending and enforcing claims with respect to patents; the regulatory approval process; process manufacturing; marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

Adverse conditions in the alternative energy industry or the global economy generally could have adverse effects on our results of operations and consequently the price of our common stock.

Our business is exposed to significant financial risks, most of which are beyond our control, related to interest rates, State & Federal subsidies, the modified accelerated cost recovery system, taxes, and general economic conditions both domestic and internationally. These risks may affect our ability to effect (i) borrowings or to raise capital through the offer and sale of equity-based securities and (ii) the execution of our business plan and product commercialization efforts by thwarting consumer demand for our products, and thereby adversely impacting our potential revenue and profitability.

An increase in raw material prices could have negative consequences for our long-term profitability.

We face exposure to fluctuations in energy, raw materials, chemicals, and glass and plastic film prices. If we are not able to hedge, compensate or pass on our increased costs through a supply chain or to customers, this could have an adverse impact on our financial results and stability, and deployment of our products.

Risks Related to Our Technology, Products and Operations

The development of our technology is subject to the risks of failure inherent in the development of any novel technology.

Ultimately, the development and commercialization of our technology is subject to a variety of risks that are particular to the development and commercialization of any novel technology, the occurrence of any one of which may adversely affect our operations. These risks include, but are not limited to, the following:

•	our research and development efforts may not produce a commercially viable product;
•	we may not be able to develop an industrial process required to manufacture a commercial product;
•	we may fail to maintain license rights to the SolarWindow® technology (or any of its derivatives);
•	we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the SolarWindow® (or any of its derivatives);

•	we may fail to integrate our process into an industrial setting for the manufacturing of products;
•	our technology (or any of its derivatives) may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory or safe operating approvals;
•	our technology (or any of its derivatives), even if safe and effective, may be difficult to manufacture on a large scale or be uneconomical to market;
•	our marketing license or proprietary rights to products derived from our technology may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing our technology; or,
•	third parties may market superior, more effective, or less expensive technologies or products having comparable performance and appearance characteristics to the LiquidElectricity® Coatings (or any of its derivatives).

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of our technology will require significant further research, development, and testing as we must ascertain whether our technology can form the basis for a commercially viable technology or product. If our research and development efforts fail to prove the commercial viability of our technology, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value, and you may lose your investment. We anticipate remaining engaged in technology and product development for the foreseeable future.

If we ultimately do not obtain the necessary regulatory and safe operation approvals for the commercialization of our technology, we will not achieve profitable operations, and your investment may be lost.

To commercialize our technology, we may need to obtain regulatory approval from various local, state, federal or international agencies; or approval from global safety certifying organizations that will certify safe operation of our products. At this time, we do not have a product to be submitted for regulatory or safe operating approval. The process for obtaining these approvals may be time consuming and costly, and there is no guaranty that we will be able to obtain such approvals. The failure to obtain any necessary approvals could delay or prevent us from achieving revenue or profitability, which could result in the partial or total loss of your investment.

We are operating in a highly fragmented and competitive market and our competitors have several competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, building integration, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The alternative and renewable energy industry is characterized by intense competition, rapid product development and technological change.

Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to, or are competitive with, any technology we may develop.

These companies, research institutions and universities may have several competitive advantages over us, including:

•	Significantly greater name recognition;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	processes that are operational and manufacturing prototype or final products;

•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	significantly greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Any products developed from our technology will face competition from other companies producing solar power and/or energy harvesting or storage products.

The solar power market is intensely competitive and rapidly evolving. Some of our competitors are better capitalized or have more employees than we do; and, unlike us, some have established market positions for their products. There are a number of companies that produce solar power and alternative energy products, which may be competitive with those that we are seeking to develop. Additionally, some of our competitors may be developing or currently producing products based on new solar power and alternative energy technologies that may have a cost basis similar to, or lower than, our projected product costs.

Accordingly, If we fail to attract and retain customers and establish a successful distribution network for our products, we may be unable to achieve adequate sales and market share; or, if our competitors’ products, services or technologies become more accepted than ours, or if they are successful in bringing their products or services to market earlier than us our revenues could be adversely affected.

As noted above, some of our current (and potential competitors) have significantly greater resources and better competitive positions in certain markets than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market requirements. Our competitors may develop products, features, or services that are similar to ours or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. See “Our Business.”

Mergers of, or other strategic transactions by, our competitors could weaken our competitive position or reduce our revenue.

If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. A potential result of such expansion is that certain of our current or potential competitors may be acquired by third parties with greater available resources and the ability to further invest in product improvements and initiate or withstand substantial price competition. Our competitors also may establish or strengthen cooperative relationships with our current or future value-added resellers, third-party consulting firms or other parties with whom we have relationships, thereby limiting our ability to promote our products. Disruptions in our business caused by these events could reduce our revenue.

Technological changes could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

The alternative and renewable energy industry is rapidly evolving and highly competitive. Our failure to refine or advance our technologies, and to develop and introduce new products on a timely basis could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. We will need to invest significant financial resources in additional technology research & development, and product development to keep pace with technological advances in the industry and to compete in the future; however, we may be unable to secure such financing. We believe that a variety of competing solar and alternative or renewable energy technologies may be in development by other companies that could result in lower manufacturing costs and/or higher product performance than those expected for our products. Our development efforts may be hindered or rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of transparent electricity-generating products.

To the extent we can develop and commercialize products, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer, architectural and engineering acceptance of our products;
•	our failure to produce products that compete favorably against other alternative or renewable energy, or solar-photovoltaic power products on the basis of cost, quality, durability, reliability, and performance;
•	our failure to produce products that compete favorably against conventional energy sources and distributed-generation technologies on the basis of cost, quality and performance;
•	our failure to qualify for and secure government grants, tax incentives and any other financial subsidies that may be available to consumers for the implementation of alternative or renewable energy technologies such as solar systems at such time as our products become available for commercial sale, and which potential customers for our products may reasonably expect; and
•	our failure to develop and maintain successful partnerships with manufacturers, distributors, and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales, market share, or profitability.

If organic solar photovoltaic light energy harvesting technologies are not suitable for widespread adoption or sufficient demand for such products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit our technology.

The market for OPV solar-energy related products is emerging and rapidly evolving, and the market for energy harvesting products is generally unproven and not well established. The success of products for these markets is uncertain.

If our OPV solar power or light energy harvesting technologies prove unsuitable for widespread commercial deployment or if demand for such power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for such products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of organic solar photovoltaic light energy capture and conversion products, including, without limitation, the following:

•	cost-effectiveness of such technologies as compared with conventional and competitive alternative or renewable energy technologies;
•	performance, durability, and reliability of such products as compared with conventional and competitive alternative energy products;
•	success of other alternative or renewable energy technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators, and solar thermal technologies;
•	public concern regarding energy security, the potential risks that may be associated with global warming, the environmental and social impacts of fossil fuel extraction and use;
•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative or renewable energy generating products;
•	fluctuations in the prices of fossil fuels or their derivatives;
•	capital expenditures by customers, which tend to decrease when domestic or foreign economies slow;
•	potential deregulation of the electric power industry and broader energy industry initiatives; and
•	availability of government, state, feed-in tariff, and other financial subsidies and incentives.

Our growth and success depend on our ability to develop new products and services and adapt to market and customer needs.

The sectors in which we operate experience rapid and significant changes due to the introduction of innovative technologies. Introducing new technology products and innovative services, which we must do on an ongoing basis to meet customers' needs, requires a significant commitment to research and development, which may not result in success. The company is pre-revenue and may suffer if it invests in technologies that do not function as expected or are not accepted in the marketplace; its products, systems or service offers are not brought to market in a timely manner; or products become obsolete or are not responsive to our customers' needs or requirements.

Our business model and strategy are based on growth through licensing, joint ventures, collaborative research and development agreements and acquisitions, that may be difficult to execute, and it may disrupt our business, create integration issues, impair our results of operations, dilute our stockholders’ ownership, cause us to incur debt, divert management resources, or cause us to incur significant expense.

We may pursue in the future acquisitions of businesses and assets, as well as technology licensing and joint venture arrangements, that we believe will complement our products or technologies. We also may pursue strategic alliances that leverage our core technologies and industry experience to expand our product offerings or distribution or make investments in other companies. Any acquisition involves a number of risks, many of which could harm our business, or materially impact our stock price, including:

•	difficulty in integrating the operations, technologies, products, existing contracts, accounting and personnel of the acquired company or business;
•	not realizing the anticipated benefits of any acquisition;
•	difficulty in transitioning and collaborating with suppliers of the acquired company;
•	diversion of financial and management resources from existing operations;
•	the risk that the price we pay, costs we incur, or other resources that we devote to the acquisition may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;
•	unanticipated costs and expenses or accounting impacts of an acquisition, licensing arrangement, or other strategic investments;
•	potential loss of key employees, customers and strategic alliances from either our current business or the acquired company’s business;
•	inability to successfully bring newly acquired products or technologies to market or achieve design wins with such products;
•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the acquired products or technology;
•	inability to generate sufficient revenue to offset acquisition costs;
•	market or investor reaction to, or perception of, the anticipated benefits, costs, or other consequences of any proposed or consummated acquisition;
•	the incurrence of significant costs and diversion of management resources in connection with any potential acquisition, irrespective of whether an acquisition is successfully completed;
•	the dilutive effect on the Common Stock as a result of any acquisitions financed through the issuance of equity;
•	in the event of international acquisitions, risks associated with accounting and business practices or regulatory requirements that are different from applicable U.S. practices and requirements.

To finance any acquisitions or investments, we may choose to issue equity or equity-linked securities as consideration, which could dilute the ownership of our stockholders, including materially. If the price of the Common Stock is low or volatile, we may not be able to acquire other companies for equity or equity-linked consideration. In addition, newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. Additional funds for acquisitions also may not be available on terms that are favorable to us, or at all.

As noted above, on a going forward basis, we plan to make acquisitions, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we intend to make acquisitions to add specialized employees, complementary companies, products, or technologies. However, we have not made any acquisitions to date, and, as a result, our ability to acquire and integrate larger or more significant companies, products, or technologies in a successful manner is unproven. In the future, we may not be able to find suitable acquisition technologies or products, and we may not be able to complete acquisitions on favorable terms, if at all. Any acquisitions that we consummate may not achieve our goals and could be viewed negatively by investors. In addition, if we fail to successfully integrate any acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

We may be the subject of product liability claims and other adverse effects due to defective products, design faults or harm caused to persons and property.

Our products may not operate properly or could contain design or fabrication faults or defects, which could give rise to disputes in respect of their performance, degradation and reliability giving rise to liability. Product liability related to defective products could lead to a loss of revenue, claims under warranty, and legal proceedings. Such disputes could result in a fall-off in demand or harm our reputation for product performance, safety, and/or quality.

We lack sales, marketing and manufacturing experience and will likely rely on third party marketers.

We have limited experience in sales, marketing, distribution or manufacturing of photovoltaic and energy capture and conversion and generating products. We expect to manufacture, market, sell or otherwise commercialize our technology (or any of its derivatives) through distribution and supply-chain channels, co-marketing, co-promotion, or licensing arrangements with third parties. Therefore, any revenues received by us will be dependent on the efforts of third parties. If any such parties breach or terminate their agreements with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of our technology (or any of its derivatives) would be delayed or terminated, which would adversely affect our ability to generate revenues and our profitability.

We may not be able to integrate our process and/or technologies into a manufacturing process necessary to produce a manufacturable product.

Without sufficient capital, human resources, the appropriate process equipment, or required supply chain, the Company may not be capable of integrating its process and/or technologies into a manufacturing process necessary to produce a manufacturable product. The innovation of our processes and technologies is a crucial strategic concern, with mounting pressure to meet anticipated power, financial, and ROI and IRR for our manufacturers, or sales and distribution channels. If we are unable to integrate our processes and/or technologies into industry, our product innovations can rapidly become obsolete. LiquidElectricity® Coatings and related processes and supply chains are highly complex and continuously exposed to a variety of risks such as microeconomics, macroeconomic, face geopolitical pressures, regulatory requirements, environmental risk and responsibilities, construction risk, and emerging markets. Integration of our processes is critical to product development and revenue generation. If the process cannot be integrated into industry, products, or brought to market in a timely manner, the Company, its potential products, and ability to operate may be threatened. Currently, the integration of our technologies into industrial manufacturing processes is uncertain.

While there are numerous reasons for selecting a manufacturing partner, there is considerable risk in selecting a manufacturing partner that is the correct fit for the Company. The level and severity of risk to the Company is associated with cost, resources and resource management, quality control, scaled production, complicated supply chain, location, corporate culture, management philosophy, market experience, and an adaptable business model. Based on these risks, the Company may not be able to integrate our process or technology into an existing manufacturing process with an acceptable level of risk.

We could be exposed to liability if we experience security breaches or other disruptions, which could harm our reputation and business.

We may be subject to cyber-attacks whereby computer hackers may attempt to access our computer systems or our third-party IT service provider’s systems and, if successful, misappropriate personal or confidential information. In addition, a contractor or other third party with whom we do business may attempt to circumvent our security measures or obtain such information and may purposefully or inadvertently cause a breach involving sensitive information. We will continue to evaluate and implement additional protective measures to reduce the risk and detect cyber incidents, but cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. Even though we take cyber-security measures that are continuously reviewed and updated, our information technology networks, and infrastructure may still be vulnerable due to sophisticated attacks by hackers or breaches.

Even the most well protected IT networks, systems, and facilities remain potentially vulnerable because the techniques used in security breaches are continually evolving and generally are not recognized until launched against a target and, in fact, may not be detected. Any such compromise of our or our third party’s IT service providers’ data security and access, public disclosure, or loss of personal or confidential business information, could result in legal claims proceedings, liability under laws to protect, privacy of personal information, and regulatory penalties, disrupt our operations, require significant management attention and resources to remedy any damages that result, damage our reputation and customers willingness to transact business with us, any of which could adversely affect our business.

Litigation and other legal proceedings may adversely affect our business, financial condition, and results of operations.

From time to time we may become involved in legal proceedings, claims, government investigations, and other proceedings relating to patent and other intellectual property matters, product liability, labor and employment, competition or antitrust, commercial, tort or contract, privacy, consumer protection, tax, federal regulatory investigations, securities (including class action litigation), and other legal proceedings or investigations, which could have an adverse impact on our business, financial condition, and results of operations and divert the attention of our management from the operation of our business. Litigation is inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, which could have a material adverse effect on our business, financial condition, and results of operations. Adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our members’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

We may be held liable for, or incur costs to settle, liability and remediation claims if any products we develop, or any products that use or incorporate any of our technologies, cause injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. We cannot guarantee that we will be able to avoid product liability exposure.

At the stage customary to do so, we expect to maintain product liability insurance at levels we believe are sufficient and consistent with industry standards for like companies and products. However, we cannot guarantee that our product liability insurance will be sufficient to help us avoid product liability-related losses. In the future, it is possible that meaningful insurance coverage may not be available on commercially reasonable terms or at all. In addition, a product liability claim could result in liability to us greater than our assets or insurance coverage. Moreover, even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to these matters, which could harm our business.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors and may inhibit actions against our officers and directors.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

The provisions of the Nevada Revised Statutes and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these amended and restated certificate of incorporation provisions, amended and restated bylaw provisions, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our common stock.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

Risks Related to Compliance with Laws and Regulations

 Our business is and may become subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, safety and consumer protection, e-commerce, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our products and business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are and may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business and business plan, including privacy, data use, data protection and personal information, biometrics, encryption, rights of publicity, content, integrity, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, artificial intelligence and machine learning, electronic contracts and other communications, competition, protection of minors, consumer protection, civil rights, accessibility, telecommunications, product liability, e-commerce, taxation, economic or other trade controls including sanctions, anti-corruption and political law compliance, securities law compliance, and online payment services. The introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, consumer protection, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

These U.S. federal, state, and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. For example, regulatory or legislative actions or litigation affecting the manner in which we display content to our users, moderate content, or obtain consent to various practices could adversely affect user growth and engagement. Such actions could affect the manner in which we provide our services or adversely affect our financial results.

These laws and regulations, as well as any associated claims, inquiries, or investigations or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, loss of revenue, delays or impediments in the development of new products, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our business, including fines or demands or orders that we modify or cease existing business practice.

There may be limitations on the effectiveness of our internal controls, and the failure of our control systems to prevent error or fraud may materially harm our Company.

We do not expect that internal control over financial accounting and disclosure, even if timely and well established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely affect our business.

Our products or the application thereof will be subject to environmental, occupational safety & health regulations, as well as regulations dealing with, among other matters, harmful or hazardous materials.

Our products will be subject to extensive and increasingly stringent environmental, occupational safety and health regulations and certifications, including but not limited to, electrical codes, and other state and federal, foreign laws, regulations, and standards (“Operational Regulations”). If violations of these Operation Regulations occur, whether unintentional or otherwise, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition, and results of operations.

These Operation Regulations could become more stringent over time, imposing greater compliance costs, and increasing risks and penalties associated with violations. There can be no guarantee that we will not be required to pay significant fines or compensation because of past, current, or future breaches of Operation Regulations. This exposure exists even if we are not responsible for the breaches, in cases where they were committed in the past by companies or businesses that were not part of ours that may be exposed to the risk of claims for breaches of these Operational Regulations. Such claims could adversely affect our financial position and reputation and require unplanned capital investment. If we fail to conduct our business in full compliance with the applicable Operation Regulations, the judicial or regulatory authorities could require us to conduct investigations, unplanned capital investments, and/or implement costly curative measures.

We are subject additional compliance expense as well potential liability for any alleged violations of the securities laws and regulations to which we are or may be subject (the “Securities Laws & Regulations”).

As a public company filing periodic and other reports, whether on a mandatory or voluntary basis, with foreign, federal, or state securities regulators (collectively, “Securities Regulators”), we incur significant accounting, legal and administrative expenses in connection with our efforts to fully comply with the Securities Laws & Regulations. This expense may increase significantly should there be any changes in the Securities Laws & Regulations that impose greater obligations or requirements on us to fully comply. Such costs may adversely impact our other operations including but not limited to, our research and development efforts.

Moreover, should there be a violation of the Securities Laws & Regulations, we may be subject to fines, penalties and other sanctions that could adversely impact our ability to continue our research, product development and commercialization efforts.

Risks Related to Possible Expansion into Foreign Jurisdictions

We may expand our operations abroad where we have limited operating experience and may be subject to increased business and economic risks that could affect our financial results.

As we move forward with our strategy of expanding into new markets, we may enter new international markets where we have limited or no experience in marketing, selling, and deploying our products. Our operations and performance will become significantly more dependent on worldwide economic conditions. Uncertainty about global economic conditions ultimately could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations and financial condition. In addition to the risks inherent in doing business internationally, as noted above, if we are unable to expand internationally and manage the complexity of our global operations successfully, our financial results could be adversely affected.

Risks Related to our Intellectual Property

Our ability to operate profitably is directly related to our ability to develop, protect, and perfect rights in and to our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, know-how, copyright, and patent law to protect our technology, which may afford only limited protection.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, or force us to enter into royalty or license agreements rather than dispute the merits of such claims, requiring us to pay royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license or may adversely affect our ability to fully commercialize our technologies.

We generally require our employees, consultants, advisors and collaborators to execute appropriate agreements with us, regarding the confidential information developed or made known to such persons during the course of their engagement by us. These agreements provide that any proprietary technologies developed during such engagement are owned by us and that confidential information pertaining to such technologies will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide for the assignment to us by any such person of any patents issued with respect to any such technologies. If these provisions are breached, we may not be able to fully perfect our rights to the technologies in question, and in some instances, we may not have an appropriate remedy available for the damages that we may incur because of any such breach.

Our proprietary rights may not adequately protect our technologies and products.

Our commercial success will depend, in part, on our ability to obtain patents and/or maintain adequate protection for our technologies and products in the United States and other countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

We intend to apply for additional patents for our technologies, applications, processes, and products, as we deem appropriate. We may, however, fail to apply for patents on important technologies, products, or processes in a timely manner, if at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products, processes, or technologies. In addition, the patent positions of alternative energy technology companies are highly uncertain and involve complex legal and factual questions for which important legal principles and regulations or policies remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we were the first to make the inventions covered by each of our issued patents and pending patent applications;
•	we were the first to file patent applications for these inventions;
•	we will be able to reduce an invention to fabrication and product practice required for formation beyond conception;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any of our pending patent applications will result in issued patents;
•	any of our patents will be valid or enforceable;
•	any patents issued to us will provide us with any competitive advantages, or will not be challenged by third parties; and
•	we will develop additional proprietary technologies, products, or processes that are patentable, or the patents of others will not have an adverse effect on our business.

The actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends on many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patents. Our ability to maintain and solidify our proprietary position for our products will depend on our success in obtaining effective claims and enforcing those claims once granted. Our issued patents and those that may be issued in the future, or those licensed to us, may be challenged, invalidated, unenforceable or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar products. We also rely on trade secrets to protect some of our technology, especially where it is believed that patent protection is inappropriate or unobtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods, and know-how, we may not be able to assert our trade secrets against them and our business could be harmed.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation and competitive position.

We may not be able to adequately protect our intellectual property right from infringement by unauthorized persons or competitors.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of technologies, our websites or obtain and use information that we consider proprietary.

We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.

Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms ClearlyElectric and SolarWindow.ClearlyElectric® LiquidElectricity® or SolarWindow® any of the other trademarks that we own.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on all our products in every jurisdiction would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products. These products may compete with our products and may not be covered by any patent claims or other intellectual property rights.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.

Our success will depend, to a significant degree, on our ability to secure and protect intellectual property rights and enforce patent and trademark protections relating to our technology. While we believe that the protection of patents and trademarks is important to our business, we also rely on a combination of copyright, trade secret, nondisclosure and confidentiality agreements, know-how and continuing technological innovation to maintain a competitive position. From time to time, litigation may be advisable to protect our intellectual property position. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Any litigation in this regard could be costly, and it is possible that we will not have sufficient resources to fully pursue litigation or to protect our intellectual property rights. This could result in the rejection or invalidation of our existing and future patents. Any adverse outcome in litigation relating to the validity of our patents, or any failure to pursue litigation or otherwise to protect our patent position, could materially harm our business and financial condition. In addition, confidentiality agreements with our employees, consultants, customers, and key vendors may not prevent the unauthorized disclosure or use of our technology. It is possible that these agreements will be breached or that they will not be enforceable in every instance, and that we will not have adequate remedies for any such breach. Enforcement of these agreements may be costly and time consuming. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States of America.

Our intellectual property rights may not be sufficient to protect our competitive position and to prevent others from manufacturing, using or selling competing products.

The scope of our owned property rights may not be sufficient to prevent others from manufacturing, using or selling competing products. Competitors could purchase our product and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies and thereby avoid infringing our intellectual property rights. If our intellectual property is not sufficient to effectively prevent our competitors from developing and selling similar products, our competitive position and our business could be adversely affected.

We may be accused of infringing the intellectual property rights of others.

We cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current or future technological developments. Any such claims could be time-consuming, result in costly litigation and could ultimately lead to a determination that our technology, or any of its derivatives, infringes on a third party's patent rights.

We may need to curtail or cease operations if, in the future, we are unable to obtain additional licenses pursuant to our collaborative development agreements required to maintain our rights to market products, if any, developed by us.

We may not retain all rights to developments, inventions, patents, and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents, or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain and maintain any such licenses could have a material adverse effect on our business, financial condition, and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

Our failure to secure trademark registrations could adversely affect our business and our ability to market our products.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our business and our ability to market our products.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information, or the misappropriation of the intellectual property we regard as our own.

We rely on trade secrets to protect our proprietary know-how and technological advances, particularly where we do not believe patent protection is appropriate or obtainable. Nevertheless, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, third party contractors, third party collaborators and other advisors to protect our trade secrets and other proprietary information. These agreements generally require that the other party to the agreement keep confidential and not disclose to third parties all confidential information developed by us or made known to the other party by us during the course of the other party’s relationship with us. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to seek to pursue a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, and the outcome would be unpredictable. Further, courts outside the United States may be less willing to protect trade secrets. In addition, others may independently discover our trade secrets and proprietary information and therefore be free to use such trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, our trade secrets and proprietary information may be misappropriated as a result of breaches of our electronic or physical security systems in which case we may have no legal recourse. Failure to obtain, or maintain, trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

Our pending or future patent applications may not result in issued patents, and we cannot predict how long it may take for a patent to issue on any of our pending patent applications, assuming a patent is issued.

Other parties may challenge patents issued or exclusively licensed to us, or courts or administrative agencies may hold our patents or the patents we license on an exclusive basis to be invalid or unenforceable. We may not be successful in defending challenges faced with our patents and other intellectual property rights. Any third-party challenge to any of our patents could result in the unenforceability or invalidity of some or all of the claims of such patents and could be time consuming and expensive.

Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property rights.

On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, including the first-to-file provisions in particular, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and licensed patent applications and the enforcement or defense of issued patents that we own or license, all of which could have a material adverse effect on our business and financial condition.

Patent applications in the United States and many foreign jurisdictions are not published until at least eighteen months after filing and it is possible for a patent application filed in the United States to be maintained in secrecy until a patent issue on the application. In addition, publications in scientific literature often lag behind actual discoveries. We therefore cannot be certain that others have not filed patent applications that cover inventions that are the subject of pending applications that we own or exclusively license or that we were the first to invent the technology (if filed prior to the Leahy-Smith Act) or first to file (if filed after the Leahy-Smith Act). Our competitors may have filed, and may in the future file, patent applications covering technology that is similar to or the same as our technology. Any such patent application may have priority over patent applications that we own and, if a patent is issued on such patent application, we could be required to obtain a license to such patent in order to carry on our business. If another party has filed a U.S. patent application covering an invention that is similar to, or the same as, an invention that we own, we may have to participate in an interference or other proceeding in the USPTO or a court to determine priority of invention in the United States, for applications and patents made prior to the enactment of the Leahy-Smith Act. For applications and patents made following the enactment of the Leahy-Smith Act, we may have to participate in a derivation proceeding to resolve disputes relating to inventorship. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in our inability to obtain or retain any U.S. patent rights with respect to such invention.

The patent prosecution process is expensive and time-consuming, is highly uncertain and involves complex legal and factual questions. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We seek to protect our proprietary position by filing in the United States and in certain foreign jurisdictions patent applications related to our novel technologies and products that are important to our business.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. In addition, we may not pursue or obtain patent protection in all major markets. Moreover, in some circumstances, we may not have the right to control the preparation, filing or prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. In some circumstances, our licensors may have the right to enforce the licensed patents without our involvement or consent, or to decide not to enforce or to allow us to enforce the licensed patents. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If any of our licensors fail to maintain such patents, or lose rights to those patents, the rights that we have licensed may be reduced or eliminated and our right to develop and commercialize any of our products that are the subject of such licensed rights could be adversely affected.

Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. In particular, during prosecution of any patent application, the issuance of any patents based on the application may depend upon our ability to generate additional nonclinical or clinical data that support the patentability of our proposed claims. We may not be able to generate sufficient additional data on a timely basis, or at all. Moreover, changes in either the patent laws or interpretation of the patent laws in the United States or other countries may diminish the value of our patents or narrow the scope of our patent protection.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings or other patent office proceedings or litigation, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, our patent rights; allow third parties to commercialize our technology or products and compete directly with us, without payment to us; or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our owned and licensed patents and patent applications, if any, is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product.

Risks Related to Our Personnel and Management

We are dependent upon hiring and retaining highly qualified management and technical personnel.

Competition for highly qualified management, technical, and scientific personnel is intense in our industry. Future success depends in part on our ability to attract, hire, assimilate and retain engineers and scientists, sales and marketing personnel, and other qualified personnel, especially in the OPV space with focus in our technologies and products. A key risk is our ability to anticipate our needs for certain key competences and to implement human resource solutions to recruit, hire, or improve these competences. If we are not successful in hiring and retaining qualified personnel, our ability to execute on our business model and strategy will be adversely affected and our ability to achieve profitability compromised.

Due to the fact each of our three directors conducts outside business activities and are not our employees, attention and efforts will not be focused solely on our business activities, which may hinder our achieving our business objectives.

Currently we have three directors, none of whom provides their full-time efforts to our business activities. While our directors intend to devote as much time as necessary to the success and development of our technology, each has other business interests or employment obligations requiring their time and attention. While each has generally agreed to provide such time and attention to our business activities as may be reasonably required, there can be no assurance that their priorities will not shift in the future and that the amount of time that each devotes to our activities will be sufficient for us to meet our business objectives. If their outside interests begin to take precedence over their positions with the Company, our business will suffer and may adversely impact our goal of achieving profitability through the commercialization of SolarWindow®. In this event, if effective corrective action is not taken, investors could lose all or part of their investment.

Due to our small size each of our officers and consultants has a significant influence on our operations and access to sensitive information, which, if an officer or consultant goes rogue, could result in significant damage to, without limitation, the Company’s operations, reputation, financial health, and security of our intellectual property.

Due to our small size, each of our officers and consultants exercises a significant degree of authority and influence on our operations, and has access to highly sensitive information, including related to our intellectual property and access to the Company’s assets. While the Company has implemented various operating procedures and a Code of Ethics and Business Conduct that each person affiliated with the Company is required to review and sign, the Company has no direct control over individual persons actions can make no assurance that one of our officers and consultants will adhere to our operating procedures or act in a manner that is consistent with our Code of Ethics. Nor can the Company provide assurance that an officers and a consultant or a former officer and a consultant may take deliberate action(s) to harm the Company. The potential damages that may result from these unintentional or intentional acts could be materially adverse and result in, but not limited to, loss of capital, loss of assets, weakened intellectual property position because of leaked information, and reputational harm.

Risks Related To Ownership of Our Common Stock

We are not a fully reporting company under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act; therefore, we are subject only to the reporting requirements of Section 15(d) of the Exchange Act.

We are not a fully reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); therefore, we are subject only to the reporting requirements of Section 15(d) of the Exchange Act. Until our Common Stock is registered under the Exchange Act, we will be subject only to the reporting obligations imposed by Section 15(d) of the Exchange Act, which we refer to as Section 15(d). Section15(d) requires that issuers file periodic and current reports with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) when they have issued any class of securities for which a registration statement was filed and became effective pursuant to the Securities Act. The purpose of Section 15(d) is to ensure that investors who buy securities in registered offerings are provided with the same information on an ongoing basis that they would receive if the securities they purchased were listed on a securities exchange or the issuer were otherwise subject to periodic reporting obligations. However, companies that are required to report only under Section 15(d) are not subject to some of the Exchange Act reporting requirements. For example, companies that are required to report only under Section 15(d) are not subject to the short-swing profit reporting requirements contained in Section 16 of the Exchange Act, the beneficial ownership reporting requirements contained in Section 13 of the Exchange Act, the institutional investor reporting rules or the third-party tender offer rules, or the Exchange Act’s proxy rules contained in Section 14 of the Exchange Act.

The reporting obligations under Section15(d) of the Exchange Act are automatically suspended when: (i) any class of securities of the issuer reporting under Section 15(d) is registered under Section 12 of the Exchange Act; or (ii) at the beginning of the issuer’s fiscal year, other than the year in which the applicable registration statement became effective, if the class of securities covered by the registration statement is held of record by fewer than 300 persons. In the latter case, the Company would no longer be subject to periodic reporting obligations so long as the number of holders remained below 300 unless we filed a registration statement with the Securities and Exchange Commission under Section 12 of the Exchange Act. If our obligation to file reports under Section 15(d) is suspended (other than due to our having registered our common stock under Section 12 of the Exchange Act), then investors will have reduced visibility with respect to the Company, its financial condition, and results of operations.

Until our Common Stock is listed on an exchange, we expect to remain eligible for quotation on the OTC PINK Market on another over-the-counter quotation system. In those venues, however, an investor may find it difficult to obtain accurate quotations for our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of your shares. This would also make it more difficult for us to raise additional capital or attract qualified employees or partners. Please refer to “Our common stock is currently quoted on the OTC PINK (Current Information) which may make it more difficult for you to purchase or sell shares of the Company’s Common Stock” below.

Our common stock is currently quoted on the OTC PINK (Current Information) which may make it more difficult for you to purchase or sell shares of the Company’s Common Stock.

The OTC PINK (Current Information) is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock. Unless and until we file an application for listing of our shares on a national stock exchange or the OTCQB and such an application is accepted (as to which there is no assurance), we expect that our stock will continue to trade on the OTC PINK (Current Information).

Our common stock is not registered for trading on any national stock exchange and thus, should the price of our stock on the OTC PINK (Current Information) fall below five dollars per share and our net tangible assets fall below two million dollars our stock may be deemed a “penny stock,” in which case, you may find it difficult to, deposit, transfer, sell or purchase the shares of our common stock in open market transactions.

“Penny stocks” are those securities that are not listed on a national securities exchange and are priced under $5. There are exclusions for securities of issuers that have net tangible assets greater than $2 million if they have been in operation at least three years or greater than $5 million if in operation less than three years. Securities of issuers with average revenue of at least $6 million for the last three years are also not considered penny stocks.

More specifically, under Rule 240.3a51-1 a stock is excluded from the penny stock definition if it meets one of the following tests: 1) A price of over $5 per share, 2) the issuer has Average Revenue of at least $6 million for the last 3 years, or 3) the issuer has Net Tangible Assets in excess of $2 million if the issuer has been in continuous operations for at least 3 years or $5 million if less than 3 years.

The value of our net tangible assets for the fiscal years ended August 31, 2023, and 2022 was approximately $7,563,000 and $9,539,000, respectively. Accordingly, we do not believe our stock is a penny stock. And if we continue to satisfy at least one of the foregoing exemptions, our common stock should continue to be deemed “penny stock exempt.” However, because our stock is not registered for trading on a national stock exchange should we no longer satisfy at least one of the exemption criteria described above, our common stock would be considered a “penny stock.”

The penny stock rules are designed to prevent deceptive or manipulative practices. It provides that a broker cannot sell a penny stock to any person unless it has approved that person's account for penny stock transactions and the broker/dealer has received in writing from customer agreement to the transaction; approving an account includes, among other things, reviewing the customer's financial data and determining the customer's suitability, including the capability to evaluate the risks of trading in penny stocks. Some types of transactions in penny stocks are exempt from these rules. Exempt transactions include those with an established customer (a customer of more than one year or one who has made at least three separate penny stock purchases) and transactions in which the customer is an institutional investor.

In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the dollar amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. Because of these requirements, many brokerage firms will not process transactions involving low price stocks, especially those that come within the definition of a “penny stock.” Accordingly, these requirements may adversely affect the market liquidity of our common stock.

Should our common stock be deemed a “penny stock,” you may find it difficult to deposit, transfer, sell or purchase the shares of our common stock in open market transactions.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress the per share price of, and liquidity for, our common stock.

There is a limited market for our common stock, which may make it difficult for holders of our common stock to sell their stock.

Our common stock currently trades on the OTC PINK (Current Information) under the symbol “WNDW;” there is limited and sporadic trading in our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of the holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, many brokerage firms will not process transactions involving low price stocks, especially those that come within the definition of a “penny stock.” If we cease to be quoted, holders of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and the market value of our common stock would likely decline.

The trading price of our common stock has been and will likely continue to be volatile.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. From December 31, 2019, through the date of this prospectus, the stock price of our common stock has ranged from a low of $0.01 to a high of $39.20 per share. In addition to the factors discussed in these “Risk Factors” and elsewhere in this report, factors that may cause volatility in our share price include:

•	changes in projected operational and financial results;
•	issuance of new or updated research or reports by securities analysts;
•	market rumors or press reports;
•	announcements of significant transactions;
•	announcements related to our stock repurchase program;
•	the use by investors or analysts of third-party data regarding our business that may not reflect our actual performance;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	fluctuations in the trading volume of our shares, or the size of our public float relative to the total number of shares of our common stock that are issued and outstanding;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and
•	general economic and market conditions.

In addition, in recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. Such volatile fluctuations may also make us more susceptible to possible class action lawsuits, which are often initiated following price declines.

If securities or industry analysts do not publish, or cease publishing, research or publish inaccurate or unfavorable research about our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and any trading volume could decline.

The trading market for our common stock, which is highly volatile, may depend in part on the research and reports that securities or industry analysts publish about us or our business, markets, or competitors. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business or our market, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and any trading volume to decline.

The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.

Sales of substantial amounts of our common stock in the public market after the filing of a Form S-1, or pursuant to Rule 144, the perception that these sales could occur, could adversely affect the market price of our common stock, and could materially impair our ability to raise capital through equity offerings in the future. Resale Shares held by our existing stockholders may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act.

As of the date of this prospectus, we have 53,198,399 shares of common stock outstanding. We cannot predict what effect, if any, market sales of securities held by our significant stockholders or any other stockholder or the availability of these securities for future sale will have on the market price of our common stock.

Adverse publicity about us and/or our brands, including without limitation, through social media or in connection with brand damaging events and/or public perception, could negatively impact our business.

Negative claims, publicity or allegations made by Securities Regulators, involving us, our Board Of Directors, our employees and consultants, our brands, our products, services and experiences, consumer data, or any of our key employees, or suppliers, whether arising through social media outlets or “short and distort” attacks could seriously damage our reputation and the image of our brands, regardless of whether such claims are accurate or true.

Social media, which accelerates and potentially amplifies the scope of negative publicity, can increase the challenges we face in attempting to respond to negative claims. Negative attention or scrutiny on us can also possibly result in negative publicity.

Adverse publicity could also damage our reputation and the image of our brands, undermine consumer confidence in us and reduce long-term demand for our products, even if such adverse publicity is unfounded or not material to our operations. If our reputation, culture, or image is tarnished or receives negative publicity (whether accurate or not), then our business, financial condition, results of operations and liquidity could be materially adversely affected.

As a smaller reporting company within the meaning of the Securities Act, we may utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

Generally, a “smaller reporting Company” or (“SRC”) is a company that as of the last business day of its most recently completed second quarter: (i) Had a public float of less than $250 million; or (ii) Had annual revenues of less than $100 million and either: (A) No public float; or (B) A public float of less than $700 million. On February 29, 2024, we had a public float of $6,065,000.

We are a SRC; and, for as long as we continue to be a SRC, we are exempt from various reporting requirements applicable to other public companies but not to a “SRC,” including, for example, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute compensation not previously approved. We have in this prospectus utilized, and we may in future filings with the SEC continue to utilize, the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important and may therefore find our stock a less attractive investment.

The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

As of the date of this prospectus, we had 53,198,399 shares issued and outstanding, of which 35,687,541 are deemed “restricted securities” or “control securities” within the meaning of Rule 144. The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144, or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future re-sales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock. Subject to compliance with our insider trading policies to the extent applicable, sales of such restricted securities or control securities may be made from time to time, at the discretion of the holders of such securities. We may not have knowledge of any such sales until sometime after such sales are made.

Kalen Capital Corporation (“KCC”), a private corporation solely owned by Mr. Harmel S. Rayat, beneficially owns approximately 72.68% of our issued and outstanding stock when giving effect to derivative securities owned by KCC. This ownership interest may preclude you from influencing significant corporate decisions.

As of the date of this prospectus, KCC beneficially owns 49,255,598 shares (inclusive of 16,566,667 shares issuable upon exercise of outstanding warrants), or approximately 72.68% of our outstanding common stock, on a fully diluted basis.

As a result, Mr. Rayat, having voting control of 32,688,931shares of our total issued and outstanding 53,198,399 shares, can exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat's interests may be different from yours. For example, he may support proposals and actions with which you may disagree, or which are not in your interest. This concentration of ownership could delay, prevent, or cause a change in control should Mr. Rayat sell all or a portion of his shares of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock, possibly cause acceleration of vesting of outstanding options, result in limits to the utilization of our net operating loss, and may adversely affect your investment. In addition, Mr. Rayat could use his voting influence to maintain our existing management and Board of Directors in office, or support or reject other management and Board members proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered and registered financing transactions.

We are a “controlled company” and as a result our stockholders do not have the same protections afforded to stockholders of companies that are not “controlled companies.

Mr. Rayat has voting control over 64.17% of our outstanding voting stock and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq.

As long as KCC owns at least 50% of the voting power of our Company, we will be a “controlled company” as defined under applicable rules. For so long as we are a controlled company under that definition, we are permitted to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board must be independent directors;
●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and
●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

By relying on the “controlled company” exemption, a majority of the members of our Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. We would cease our reliance on the ‘controlled company” exemption in the future should we apply for listing on a national stock exchange.

The company may be subject to compliance with rules requiring the adoption of certain corporate governance measures, which require control measures for related party transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002 (“SOX”), as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange and the Nasdaq Stock Market, as a result of SOX, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market.

A significant requirement that applies to accelerated and large accelerated filers under SOX 404(b), but not to non-accelerated filers, is the requirement that accelerated and large accelerated filers have an internal control over financial reporting (“ICFR”) auditor attestation. An ICFR auditor attestation requires the independent accounting firm that prepares or issues the issuer’s financial statement audit report to also attest to, and report on, management’s assessment of the effectiveness of the issuer’s ICFR. SOX Section 404(b), however, exempts non-accelerated filers from the ICFR auditor attestation requirement. As a result of our public float exceeding $75 million (prior to the rule change described below) on February 28, 2018, for our year ended August 31, 2018, the Company was subject to SOX 404(b). As a result of the rule change described below, The Company was not considered an accelerated filer for its fiscal year ended August 31, 2019.

On March 12, 2020, the SEC approved amendments to Rule 12b-2 that excludes from the definitions of “accelerated filer” and “large, accelerated filer” any issuer that is eligible to be a SRC. To be an eligible SRC that is also a non-accelerated filer, a company must have revenues of less than $100 million in the most recent fiscal year and also have a public float of less than $700 million. As a result of the recent amendments to the definition of an SRC and the resulting increase in the thresholds in revenue and public float value, the Company is not subject to the attest requirements of SOX 404(b). However, should our fiscal year revenues exceed $100 million, and our second quarter public float exceed $250 million, the Company will again be subject to SOX 404(b) and the added additional professional fees and management time required to comply SOX 404(b).

There are options to purchase shares of our common stock currently outstanding.

As of May 31, 2024, we have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 5,433,000 shares of our common stock. The exercise prices of these options range from $0.33 to $6.21 per share. 5,088,000 of the options contain cashless exercise provisions. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There are warrants to purchase shares of our common stock currently outstanding.

As of May 31, 2024, we had outstanding warrants to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 16,666,667 shares of common stock with exercise price of $1.70 per share. Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. The Company’s unexercised warrants may be exercised on a cashless basis. If issued, the shares underlying these warrants would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation allow our Board to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

The Company may sell additional equity securities in the future and your ownership interest in the Company may be diluted because of such sales.

The Company may sell additional equity securities to fully implement our business plan. Such sales will be made at prices determined by our Board based on factors deemed appropriate at the time; accordingly, such sales by us could be made at prices less than the price of the shares of our common stock purchased, in which case, investors could experience dilution of their investment.

O ur compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including SOX, new SEC regulations and, in the event, we are ever approved for listing on a registered national exchange, such exchange's rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards, or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

Because we do not intend to pay dividends for the foreseeable future, you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after considering various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon our current assumptions, expectations and projections, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows, (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities, (d) anticipated trends in the industries in which our technology would be utilized, (e) our future financing plans, and (f) our anticipated needs for working capital.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

USE OF PROCEEDS

This prospectus relates to shares of our common stock which have been or may be issued to the Selling Stockholders upon exercise of outstanding stock purchase options. If any of the stock purchase options are exercised on a cash payment basis any proceeds that we may receive from such exercises will be used for general working capital purposes.

DETERMINATION OF OFFERING PRICE

Each Selling Stockholder will determine at what price he or she may sell the Resale Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC PINK under the symbol “WNDW”. Our warrants to purchase common stock are not currently traded on any market.

As of the date of this prospectus there were 53,198,399 shares of our common stock outstanding and held by approximately 58 stockholders of record. A portion of our common stock is held in “street name” or by beneficial holders, whose shares are held of record by banks, brokers, and other financial institutions.

The closing price of our common stock as quoted on the OTC PINK on October 17, 2024, was $0.46.

Dividend Policy

We have not paid any dividends on our common stock and our Board presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business, or
•	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following sets forth certain information regarding the common stock that may be issued upon the exercise of options, warrants and other rights that have been or may be granted to employees, directors or consultants under all of our existing equity compensation plans. The 2006 Incentive Stock Option Plan (see below) was our only equity-based compensation plan which expired on March 17, 2023.

2006 Incentive Stock Option Plan (Equity Compensation Plan Approved by Security Holders)

On October 10, 2006, the Board adopted and approved, and on February 7, 2011, shareholders owning a majority of our issued and outstanding stock approved, our 2006 Incentive Stock Option Plan (the “2006 Plan”) that provided for the grant of stock awards, restricted stock purchase offers and stock options to employees, directors, officers, and consultants. On February 1, 2021, the Board extended the 2006 Plan for a period of two years. On January 13, 2023, the Board extended the 2006 Plan for two months. The 2006 Plan expired on March 17, 2023. The 2006 Plan provided for the granting of options to purchase a maximum of 15,000,000 shares of our common stock. Stock options granted to employees under the 2006 Plan generally vest over zero to five years or as otherwise determined by the plan administrator. Stock options to purchase shares of our common stock expire no later than ten years after the date of the grant.

We measure all stock-based compensation awards using a fair value method on the date of grant and recognize such expense in our financial statements over the requisite service period. We use the Black-Scholes option pricing model to calculate the fair value of stock option grants. The Black-Scholes option pricing model requires management to make assumptions regarding the option lives, expected volatility, and risk-free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. We do not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical daily closing stock prices for the same period as the expected life of the option. We use the “simplified” method for determining the expected term of our “plain vanilla” stock options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	560,000	$3.76	--
Equity compensation plans not approved by security holders (2)	4,873,000	2.26	--
Total	5,433,000	$2.41	--

(1) Consists of grants under the 2006 Plan as of May 31, 2024

(2) Consists of Board approved option grants not issued under any plans.

Recent Sales of Unregistered Securities

All funds received from the sale of our shares were used for working capital purposes. All shares bear a legend restricting their disposition. The foregoing securities may not be offered or sold in the United States unless registered under the Act, or pursuant to an exemption from registration.

The shares were issued in reliance upon an exemption from registration pursuant to, among others, Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulations D and S as promulgated under the Securities Act. Each investor took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to an accredited investor and a limited number of sophisticated investors, as defined in the Securities Act with whom we had a direct personal preexisting relationship, and after a thorough discussion. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

Each purchaser was provided with access to our filings with the United States Securities and Exchange Commission (the “SEC”), including the following:

•	if requested by the purchaser in writing, a copy of our most recent Form 10-K under the Exchange Act of 1934, as amended (the “Exchange Act”).
•	the information contained in an annual report on Form 10-K under the Exchange Act.
•	the information contained in any reports or documents required to be filed by SolarWindow Technologies, Inc. under sections 13(a), 14(a), 14(c), and 15(d) of the Exchange Act since the distribution or filing of the reports specified above.
•	a brief description of the securities being offered, the use of the proceeds from the offering, and any material changes in our affairs that are not disclosed in the documents furnished.

During the period commencing on September 1, 2023 through May 31, 2024, the Company did not sell any unregistered securities.

During the year ended August 31, 2023, the Company did not sell any unregistered securities.

During the year ended August 31, 2022, the Company did not sell any unregistered securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a developer of semi-transparent electricity-generating coatings, and methods for their application to various materials (collectively, “LiquidElectricity® Coatings”). When applied in ultra-thin layers to rigid glass, and flexible glass and plastic surfaces our LiquidElectricity® Coatings transform otherwise ordinary surfaces into photovoltaic devices capable of generating electricity from natural sun, artificial light, and low, shaded, or reflected light conditions while maintaining transparency.

We have overcome major technical challenges and achieved many important milestones resulting in an expansion of the potential applications of LiquidElectricity® Coatings which span multiple industries, including architectural, automotive, agrivoltaic, aerospace, commercial transportation and marine. Our LiquidElectricity® Coatings are under development with support from commercial contract firms and at the U.S. Department of Energy’s National Renewable Energy Laboratory (“NREL”), through Cooperative Research and Development Agreements (“CRADA”).

We do not currently have any commercial products and there is no assurance that we will successfully be able to design, develop, manufacture, or sell any commercial products in the future. Our product development programs involve ongoing R&D and product development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

We plan to market any SolarWindow® Products we commercialize through co-marketing and co-promotion, licensing, and distribution arrangements with third party collaborators, to advance the technical development and subsequent commercialization of our SolarWindow® products. We are actively seeking additional technology and product licensing, joint venture arrangements, and manufacturing process integration relationships with commercial partners and industry; and organizations which have established technical competencies, market reach, and mature distribution networks in the solar PV, building-integrated PV, and alternative and renewable energy market industries. We believe that this approach could provide immediate access to existing distribution channels which can increase market penetration and commercial acceptance of our products, and enable us to avoid expending significant funds for development of a large sales and marketing organization. We have not yet entered into any such arrangements for these services.

We cannot accurately predict the amount of funding, or the time required to successfully commercialize or fabricate SolarWindow® products. The actual cost and time required to commercialize our SolarWindow® technology may vary significantly depending on, among other things, the results of our product development efforts; the cost of developing, acquiring, or licensing various enabling technologies; changes in the focus and direction of our business or product development plans; competitive and technological advances; the cost of patent filing, prosecuting, defending and enforcing claims; demonstrating compliance with regulations and standards; and manufacturing, marketing and other costs that may be associated with product fabrication. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business and/or product development plans.

As of May 31, 2024, we had working capital of $5,261,925 and cash, cash equivalents and short-term investments of $4,841,098. Based upon current and near term anticipated level of operations and expenditures, we believe that cash on hand should be sufficient to enable us to continue operations through November 2025.

Management recognizes that in order for us to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investment in order to expand the range and scope of our business operations. We will seek access to private or public equity markets but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Research and Related Agreements

We are a party to certain agreements related to the development of our technology.

Stevenson-Wydler Cooperative Research and Development Agreement with the Alliance for Sustainable Energy

On March 18, 2011, we entered into the NREL CRADA with Alliance for Sustainable Energy, the operator of the NREL under its U.S. Department of Energy contract to advance the commercial development of our technology. Under terms of the NREL CRADA, NREL researchers make use of our exclusive intellectual property (“IP”), newly developed IP, and NREL’s background IP in order to work towards specific product development goals, established by the Company. Under the terms of the NREL CRADA, we agreed to reimburse Alliance for Sustainable Energy for filing fees associated with all documented, out-of-pocket costs directly related to patent application preparation and filings, and maintenance of the patent applications.

On March 6, 2013, we entered into Phase II of our NREL CRADA. Under the terms of the agreement, researchers will additionally work towards:

•	further improving our technology efficiency and transparency;
•	optimizing electrical power (current and voltage) output;
•	optimizing the application of the active layer coatings and application processes which make it possible for LiquidElectricity® Coatings to generate electricity on glass surfaces;
•	developing improved electricity-generating coatings by enhancing performance, processing, reliability, and durability;
•	optimizing LiquidElectricity® Coating performance on flexible substrates; and
•	developing high speed and large area roll-to-roll (R2R) and sheet-to-sheet (S2S) coating application methods required for commercial-scale building integrated photovoltaic (“BIPV”) products and windows.

On December 28, 2015, we executed another modification to the NREL CRADA (the “Modification”). Under the Modification, (i) the date of completion was extended to December 2017; and (ii) the Company and the NREL will work jointly towards achieving specific product development goals and objectives for the purpose of preparing to commercialize our OPV-based transparent electricity-generating coatings for various applications, including BIPV, glass and flexible plastics.

Over the course of our collaborative research and development efforts with the NREL under the CRADA, both parties have agreed to modifications to extend the date of completion. The Company and NREL have entered into eleven such No Cost Time Extensions (“NCTE”). Under the terms of each NCTE, all terms and conditions of the NREL CRADA remain in full force and effect without change. The current NCTE was executed on December 6, 2021, and extends the date of completion to December 31, 2024. As of May 31, 2024, the Company had a capitalized asset balance of $66,882 related to deferred research and development costs for advances to Alliance for Sustainable Energy for work to be performed under the NREL CRADA.

Results of Operations

Comparison of the three and nine months ended May 31, 2024 to the three and nine months ended May 31, 2023

	Three Months Ended	Three Months Ended	2024 compared to 2023
	May 31, 2024	May 31, 2023	Increase / (Decrease)	Percentage Change
Operating expenses:
Selling, general & administrative	$414,219	$359,204	$55,015	15%
Research and development	161,186	194,759	(33,573)	-17%
Stock compensation	279,903	24,728	255,175	1,032%
Total Operating expenses	$855,308	$578,691	$276,617	48%

	Nine Months Ended	Nine Months Ended	2024 compared to 2023
	May 31, 2024	May 31, 2023	Increase / (Decrease)	Percentage Change

Operating expenses:
Selling, general & administrative	$1,164,399	$1,008,458	$155,941	15%
Research and development	409,111	576,531	(167,420)	-29%
Stock compensation	351,958	134,655	217,303	161%
Total Operating expenses	$1,925,467	$1,719,644	$205,823	12%

Selling, general and administrative

Selling, general and administrative (“SG&A”) costs include all expenditures incurred other than research and development related costs, including costs related to personnel, professional fees, travel and entertainment, public company costs, insurance, and other office related costs. During the three months ended May 31, 2024, compared to the three months ended May 31, 2023, SG&A costs increased by $55,015 primarily due to higher professional and consulting fees ($102,000), offset by decreases in personnel costs ($7,000) and other administrative costs ($40,000). During the nine months ended May 31, 2024, compared to the nine months ended May 31, 2023, SG&A costs increased by $155,941 primarily due to higher professional and consulting fees ($281,000), offset by decreases in personnel costs ($38,000) and other administrative costs ($87,000).

Research and development

Research and Development (“R&D”) costs represent costs incurred to develop our SolarWindow® technology and are incurred pursuant to our research agreements and agreements with other third-party providers and certain internal R&D cost allocations. Payments under these agreements include salaries and benefits for R&D personnel, allocated overhead, contract services and other costs. R&D costs are expensed when incurred, except for non-refundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed. During the three months ended May 31, 2024, compared to the three months ended May 31, 2023, R&D costs decreased primarily as a result of an increase in personnel costs ($27,000) offset by decreases in CRADA costs ($59,000). During the nine months ended May 31, 2024, compared to the nine months ended May 31, 2023, R&D costs decreased primarily as a result of an increase in personnel costs ($28,000) offset by decreases in CRADA costs ($194,000).

Stock-based compensation

The Company grants stock options to its directors, employees and consultants. Stock compensation represents the expense associated with the amortization of our stock options. Expense associated with equity-based transactions is calculated and expensed in our financial statements as required pursuant to various accounting rules and is non-cash in nature. Stock based compensation expense increased during the three and nine months ended May 31, 2024 compared to 2023 primarily due to the modification of certain option grants resulting in a one-time expense of $26,750 and the grant of 1,250,000 options in April 2024.

Net loss from continuing operations

Consolidated net loss from continuing operations increased $958,419 to $1,457,858 for the three months ended May 31, 2024 as compared to a net loss from continuing operations of $499,439 in the same period of the prior year. Consolidated net loss from continuing operations increased $850,137 to $2,398,921 for the nine months ended May 31, 2024 as compared to a net loss from continuing operations of $1,548,784 in the same period of the prior year. The increase for the three-and-nine-month periods ended May 31, 2024 compared to 2023 is primarily due to a $683,950 impairment of a portion of the deposit paid in 2019 related to R&D equipment, and increases in stock-based compensation, and professional fees offset by lower personnel and other administrative costs.

Net loss from discontinued operations

Net loss from discontinued operations of $4,456 in the three months ended May 31, 2024 is comprised of costs related to accounting fees. Net loss from discontinued operations of $54,810 in the three months ended May 31, 2023 is comprised of costs related to legal fees.

Net loss from discontinued operations of $11,797 in the nine months ended May 31, 2024 is primarily comprised of costs related to accounting fees. Net loss from discontinued operations of $259,320 in the nine months ended May 31, 2023 is primarily comprised of costs related to legal and accounting fees ($148,418), other SG&A ($94,658), and R&D ($16,253).

Comprehensive loss attributable to the common stockholders'

Comprehensive loss attributable to the common stockholders' of $2,807,224 for the nine months ended May 31, 2024 includes a $400,000 deemed dividend related to the February 5, 2024 modification to the terms of the Series T warrants to extend the expiration date for an additional five (5) years and a $683,950 impairment of fixed assets.

Liquidity and Capital Resources

Our primary cash needs are for personnel, professional and R&D related fees and other administrative costs. Our principal sources of liquidity are cash and short-term investments. As of May 31, 2024, the Company had cash and short-term deposits of $4,841,098. We have financed our operations primarily from the sale of equity and debt securities.

The following table presents a summary of our cash flows for the periods indicated:

	For the Nine Months Ended May 31,		2024 compared
	2024	2023	to 2023
Net cash used in operating activities	$(1,149,562)	$(1,584,073)	$434,511
Net cash provided by (used) in investing activities	1,498,051	(6,000,000)	7,498,051
Effect of exchange rate changes on cash	(1)	(505)	504
Net increase (decrease) in cash and cash equivalents	$348,488	$(7,584,578)	$7,933,066

Operating Activities - Operating activities consist of net loss adjusted for certain non-cash items, including depreciation, stock-based compensation expense and the effect of changes in working capital. The amount of cash used during the nine months ended May 31, 2024 compared to cash used during the nine months ended May 31, 2023 decreased $434,511 due to an approximate decrease in cash layouts related to R&D ($140,000), Korea operations ($248,000), and working capital and other costs ($147,000) offset by increased cash layouts for professional fees ($100,000).

Investing Activities - We have used cash primarily for liquid short-term investments, and purchases of office equipment and computers. During February 2023 (Q2 2023), we purchased $5,500,000 of twelve-month term deposits and $500,000 of a six-month term deposit. During the three months ended February 29, 2024 (Q2 2024), $5,500,000 of term deposits matured. The term deposits pay the interest earned at the time of maturity or redemption. During the three and nine months ended May 31, 2024, the Company received $0 and $270,161, respectively, of interest earned on its short-term investments.

On February 28, 2024, the Company purchased $4,000,000 of short-term investments, including a 12-month, non-cashable, $2,500,000 fixed-term deposit earning interest of 5.20%, a 12-month, cashable, $500,000 fixed term deposit earning interest of 4.50%, and a 6-month, non-cashable, $1,000,000 fixed term deposit earning interest of 5.10%. Funding of the short-term investments occurred on March 1, 2024.

Year Ended August 31, 2023 Compared with the Year Ended August 31, 2022

			2023 compared to 2022
	Years Ended August 31,		Change	Percentage
	2023	2022	($)	Change
Operating expenses:
Selling, general & administrative	$1,403,300	$1,906,534	$(503,234)	-26%
Research and development	748,322	817,046	(68,724)	-8%
Stock compensation	159,382	1,024,162	(864,780)	-84%
Total Operating expense	$2,311,004	$3,747,742	$(1,436,738)	-38%

Selling, General and Administrative

Selling, general and administrative (“SG&A”) costs include all expenditures incurred other than research and development related costs, including costs related to personnel, professional fees, travel and entertainment, public company costs, insurance, and other office related costs. During the year ended August 31, 2023, compared to the year ended August 31, 2022, SG&A costs decreased due to lower personnel costs ($495,000), and professional fees ($44,000), offset by net increases in other administrative costs ($36,000).

Research and Product Development

Research and Development (“R&D”) costs represent costs incurred to develop our SolarWindow® technology and are incurred pursuant to our research agreements and agreements with other third-party providers and certain internal R&D cost allocations. Payments under these agreements include salaries and benefits for R&D personnel, allocated overhead, contract services and other costs. R&D costs are expensed when incurred, except for non-refundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed. During the year ended August 31, 2023, compared to the year ended August 31, 2022, R&D costs decreased primarily as a result of lower personnel costs ($100,000), offset by net increases in CRADA costs ($31,000).

Stock Based Compensation

The Company grants stock options to its directors, employees and consultants. Stock compensation represents the expense associated with the amortization of our stock options. Expense associated with equity-based transactions is calculated and expensed in our financial statements as required pursuant to various accounting rules and is non-cash in nature. Stock based compensation expense decreased primarily due to current year expense excluding compensation related to the prior year which included expense related to 2,500,000 stock purchase options granted in the fourth quarter of fiscal year ended August 31, 2020, Mr. John Rhee, former President, CEO and Chairman and the tailing off of expense as a result of most other option grants becoming fully vested in our first quarter of fiscal 2023.

Net loss from continuing operations

Consolidated net loss from continuing operations decreased $1,624,570 to $2,064,513 for the year ended August 31, 2023, as compared to a net loss of $3,689,083 in the same period of the prior year. The decrease for the year ended August 31, 2023, compared to 2022 is primarily due to lower costs related to stock compensation, personnel, and professional fees.

Net loss from discontinued operations

Net loss from discontinued operations of $331,882 in the year ended August 31, 2023, is primarily comprised of costs related to legal and accounting fees ($221,000), personnel ($89,000), and other SG&A ($22,000). Net loss from discontinued operations of $1,259,450 in the year ended August 31, 2022, is primarily comprised of costs related to SG&A ($628,000), legal fees ($66,000), R&D ($185,000), and the impairment of assets ($380,000).

Liquidity and Capital Resources

Our primary cash needs are for personnel, professional and R&D related fees and other administrative costs. Our principal sources of liquidity are cash and short-term investments. As of August 31, 2023, and 2022, the Company had cash and short-term investments of $5,992,610 and $8,077,849, respectively. We have financed our operations primarily from the sale of equity and debt securities.

The following table presents a summary of our cash flows for the periods indicated:

	Years Ended August 31,
	2023	2022	Change
Net cash used in operating activities	$(2,084,734)	$(3,640,810)	$1,556,076
Net cash provided by (used in) investing activities	(5,500,000)	4,643,034	(10,143,034)
Effect of exchange rate changes on cash and cash equivalents	(505)	(51,831)	51,326
Net increase (decrease) in cash and cash equivalents	$(7,585,239)	$950,393	$(8,535,632)

Operating Activities - Operating activities consist of net loss adjusted for certain non-cash items, including depreciation, stock-based compensation expense, impairments and the effect of changes in working capital. The amount of cash used during the year ended August 31, 2023 compared to cash used during the year ended August 31, 2022 decreased $1,556,076 due to an approximate decrease in cash layouts related to the Korea office ($702,000), US based personnel ($595,000), CRADA advances ($90,000), other SG&A costs ($49,000), and working capital ($151,000), offset by increased R&D ($31,000) and working capital items ($199,000).

Investing Activities - We have used cash primarily for liquid short-term investments, purchases of furniture, office equipment, leasehold improvements, and computers. During February 2023, we purchased $5,500,000 of twelve-month term deposits and $500,000 of a six-month term deposit. During 2022, the Company redeemed a $5,000,000 term deposit offset by $356,966 of capital expenditures.

Indebtedness

None.

Other Contractual Obligations

None.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent accounting pronouncements not yet adopted

See Note 2 to our May 31, 2024 and 2023 consolidated financial statements, “Interim Statement Presentation - Accounting Pronouncements.”

See Note 2 to our August 31, 2023 and 2024 consolidated financial statements, “Summary of Significant Accounting Policies - Accounting Pronouncements.”

Recently adopted accounting pronouncements

See Note 2 to our May 31, 2024 and 2023 consolidated financial statements, “Interim Statement Presentation - Accounting Pronouncements.”

See Note 2 to our August 31, 2023 and 2024 consolidated financial statements, “Summary of Significant Accounting Policies - Accounting Pronouncements.”

Critical Accounting Policies and Significant Judgments’ and Use of Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements required the use of estimates and judgments that affect the reported amounts of our assets, liabilities, and expenses. Management bases estimates on historical experience and other assumptions it believes to be reasonable under the circumstances and evaluates these estimates on an on-going basis. Actual results may differ from these estimates. There have been no significant changes to the critical accounting policies and estimates included in our Quarterly Report on Form 10-Q for the three and nine months ended May 31, 2024.

DESCRIPTION OF OUR BUSINESS AND PROPERTY

Background

SolarWindow® was incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. Effective as of March 9, 2015, we amended our Articles of Incorporation to change our name to SolarWindow Technologies, Inc.

SolarWindow® is are a pre-revenue company developing proprietary transparent electricity-generating coatings and methods for application to various materials which we refer to as “LiquidElectricity® Coatings”. Our LiquidElectricity® Coatings generate electricity by harvesting light energy from natural sun, artificial light, and low, shaded, or reflected light conditions. We apply ultra-thin layers of LiquidElectricity® Coatings to rigid glass, and flexible glass and plastic surfaces where they transform otherwise ordinary surfaces into organic photovoltaic devices, commonly known as solar cells, or solar modules.

Our LiquidElectricity® is a framework which utilizes chemistry for different ultra-thin layers applied to a substrate. These layers include hole transport layers, active layers, electron transport layers, and conductive contact points for transmission of electricity. We have developed a specialty expertise in each layer of our LiquidElectricity® to optimize for power, optical clarity, manufacturability, stability, and other qualities. The flexibility engineered into our LiquidElectricity® framework allows us to target a variety of potential applications spanning multiple industries, including architectural, automotive, agrivoltaic (agricultural greenhouse), aerospace, commercial transportation and marine.

Our LiquidElectricity® Coatings are under development at one of the most respected and advanced solar-photovoltaic research institutions in the world, the U.S. Department of Energy’s (“DOE”) National Renewable Energy Laboratory (“NREL”), through a Cooperative Research and Development Agreement (“CRADA”). SolarWindow® also has support from commercial contract firms who provide expertise in chemistry, coatings processes, and manufacturing.

Our commercial development efforts include seeking technology, product licensing, and joint venture arrangements with research institutions, commercial partners, manufacturing and fabrication facilities, and organizations with established technical competencies, market reach, and distribution networks in targeted industries.

Among our near-term product iterations, is the electrification of glass surfaces. LiquidElectricity® , when applied to glass using our proprietary processes to glass, could be fabricated into a window product to produce electricity-generating windows for potential use in skylights for recreational vehicles and marine vessels, architectural glass in new construction and retrofit applications in commercial buildings. We also envision the application of LiquidElectricity® Coatings to existing third-party materials or product surfaces, to create electricity-generating products which could become self-powered, or colloquially, “self-charging” products.

We have achieved important milestones and overcome major technical challenges in order to broaden the range of materials and products that we can coat to generate electricity. Our goals in developing electricity-generating products have included ensuring transparency and aesthetics, optimizing power generation, developing productization processes, simplifying manufacturability, and lowering costs of coating materials and their related application.

We first coated rigid flat glass with our LiquidElectricity® Coatings to generate electricity. Numerous technological advancements have enabled us to fabricate panes of flat glass layered with LiquidElectricity® coatings at room temperature and ambient pressure; this process represents a significant technical achievement which may provide manufacturing advantages over expensive and cumbersome high temperature and high positive or negative pressure-sensitive manufacturing methods common to conventional solar photovoltaic manufacturing.

Among important field tests, LiquidElectricity® Coatings on flat glass have been successfully processed through the rigorous autoclave system for window glass lamination at a commercial fabricator. At the fabricator’s facilities, glass panes layered with LiquidElectricity® Coatings were subjected to the extremely high heat and pressure of autoclave equipment used in commercial glass lamination. Subsequent performance testing confirmed that glass with LiquidElectricity® Coatings continued to produce power.

LiquidElectricity® Coatings on glass panes have also been subjected to more than 200 freeze/thaw cycles, yielding favorable performance. Our edge sealing processes and materials contributed to the prevention of moisture-related damage, an important feature.

In addition to flat glass, we have successfully applied our LiquidElectricity® Coatings to generate electricity on flexible glass and plastics. On glass surfaces, our electricity-generating coatings could enable new and retrofit architectural applications such as windows for commercial towers, glass walls and curtain walls, room dividers, and other related products. On flexible surfaces, our electricity-generating products present applications in various industries, including automotive, light and commercial trucks, recreational vehicles, marine, aerospace and defense, agrivoltaics, and others.

In 2022, SolarWindow® successfully applied LiquidElectricity® Coatings using fully-solution processable methodology to create a non-transparent organic photovoltaic device. Fully-solution processable organic photovoltaic methodology offers the potential for industry standard chemical deposition for more capital and time efficient manufacturing and production.

In 2023, LiquidElectricity® Coatings were successfully applied using fully-solution processable methodology to create semi-transparent solar modules. LiquidElectricity® applied with this methodology could benefit the agriculture market through utilizing crop shelter structures which offer protection in adverse climate conditions by generating electricity on greenhouse windows and canopies while simultaneously optimizing light transmission for maximum crop yield.

In 2024, SolarWindow® successfully scaled its fully-solution processable coatings and methodology onto substrates while simultaneously increasing power conversion efficiency, maintaining high visible light transmission, and optical clarity. Simultaneously, SolarWindow® discovered a new laser scribing methodology to decrease the appearance of scribe lines across modules.

Our planned productization and commercialization of SolarWindow® technologies will require significant further product development, equipment requisition, product fabrication, testing, and validation. In addition to our technology development CRADA and engagements with specialty contract groups, we anticipate the need for product development partnerships with commercial partners, as well as additional financing, which may not be readily available, to ascertain the viability of our technologies and products, currently under development.

Our technologies and products, currently under development, use our proprietary chemistries and application processes in order to generate electricity on glass and plastics. Our ongoing research and product development requires the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our scientists, engineers, and consultants.

We cannot accurately predict the amount of funding, or the time required to successfully commercialize products. The actual cost and time required to commercialize our technology may vary significantly depending on, among other things, the results of our product development efforts; the cost of developing, acquiring, or licensing various enabling technologies; changes in the focus and direction of our business or product development plans; competitive and technological advances; the cost of patent filing, prosecuting, defending and enforcing claims; demonstrating compliance with regulations and standards; and manufacturing, marketing and other costs that may be associated with product fabrication. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business and/or product development plans.

The Market Opportunity for our LiquidElectricity® Coatings

SolarWindow® recognizes demand for global energy requirements, including reducing energy costs while using environmentally friendly next-generation renewables, and actively seeks to advance our novel solar photovoltaic solutions in global adoption of new renewable technologies.

Based on our market research, there are no commercially marketed electricity-generating products available for sale in the United States which provide the functionality, features, esthetics, and adaptability of LiquidElectricity® Coatings. Our markets include building window and glass applications, referred to as “architectural flat glass” and “fabricated glass products.” Flat glass is extensively used in the architecture industry in applications such as windows, partitions, and facades. One third-party glass industry report, published in February 2022, by Grandview Research, Inc., projects that the global flat glass market was $273.43 billion in 2021 and is expected to reach $400.38 billion by 2030, growing at a revenue-based compounded annual growth rate (“CAGR”) of 4.3%.

We are also targeting applications for our LiquidElectricity® Coatings in automotive, light and commercial trucks, recreational vehicles, marine, and aerospace and defense sectors, among others. We believe that the rising demand for electric propulsion and autonomous piloting in these segments presents a timely opportunity for our electricity-generating technologies.

Additionally, the agrivoltaics market for our electricity-generating coatings includes the smart greenhouse market, projected to reach $11 billion by 2032 with a growth rate of 11.7% annually from 2023 to 2032, driven in part by rising food demand due to growing populations and by government initiatives to develop smart farming, according to reports by Precedence Research issued in August 2023 and Research & Markets issued in April 2023. In addition to these smart greenhouses which monitor and control the growth condition of plants and optimize the growing process of the plants, we believe that conventional greenhouse structures, both new and existing, present commercial opportunities for the application of SolarWindow® to these structures.

We believe that our addressable markets in each of the forgoing segments, although fractional may nevertheless present viable commercial opportunities. Our ability to successfully address these markets is also dependent on our ability to effectuate development and commercial partnerships as well as securing adequate financing as needed.

Our Competitive Strengths

We believe that the following strengths of our LiquidElectricity® Coatings and technologies should enable us to compete successfully in the alternative and renewable energy industries:

•	Performance in Natural and Artificial Light - We propose unique solutions for harvesting the light energy of natural and artificial light sources to generate sustainable electricity;

•	Works on Glass and Plastics - Our LiquidElectricity® Coatings are capable of generating electricity on flat glass and flexible glass and plastics; and

•	Cost Effective - Our LiquidElectricity® Coatings are engineered for manufacturing using earth abundant materials at a low price point and are suited for high-throughput manufacturing.

Our Business Strategy

Our commercial development efforts include seeking opportunities for intellectual property in-licensing, out-licensing, cross-licensing, and acquisition. We also seek technology, product licensing and joint venture arrangements with research institutions, commercial partners, manufacturing and fabrication facilities, and organizations with established technical competencies, market reach, and distribution networks in targeted industries. Key elements of our business strategy to implement the forgoing include:

•	Strategic Commercial Partnerships – We pursue commercial partnerships to enable productization, manufacturing, and marketing of our technologies and products. Our target partnerships include supply chain glass, plastics, window, automotive, greenhouse manufacturing and other related companies;

•	Innovative Research and Continuous Product and Technology Enhancement - We seek partnerships with product development groups, manufacturers of specialty chemicals, advanced-manufacturing companies, and others with proven technology expertise and developing additional applications and markets for LiquidElectricity® Coatings. We are currently working with scientists at NREL for the ongoing development of our coatings and applications processes, including high-speed roll-to-roll manufacturing processes development. We work to engage additional firms and institutions with important technical and product development competencies as needed; and

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•	Management Team Development – Augment our management team with experienced and effective talent in order to, among other competencies, advance our product development and innovation programs, monetize and leverage our intellectual property, develop and implement sales and marketing plans, enhance the Company’s brand positioning in industry and capital markets, and raise capital in order to effectuate our business plan.

Competition for Our Technology and Products

The Solar photovoltaic industry is highly competitive and such competition is increasing as the number of participants in the industry continues to grow. Although we are not aware of other products utilizing technology substantially similar to our technology, numerous solar cell technologies have been developed, or are being developed, by a number of companies, from which products may be derived and ultimately compete with our products.

Such technologies include, but are not necessarily limited to, the use of organic materials, advanced crystalline silicon thin film concepts, amorphous silicon, cadmium telluride, copper-indium-gallium-selenide, titanium dioxide, and copper indium di-selenide, and others to generate electricity from sunlight. Given sufficient time, investment and advances in manufacturing technologies, any of these competing technologies may achieve lower manufacturing costs, superior performance, or greater market acceptance than our products, currently under development. Among the companies purporting to be developing such technologies, are ONYX Solar, Next Energy Technologies, Solarmer Organic Optoelectronics Technology (Beijing) Co., Ltd., Ubiquitous Energy, Heliatek, Sunew Filmes Fotovoltaicos Impressos S.A. and ASCA GmbH.

We face competition from many companies, major universities and research institutions in the United States and abroad. Many of these companies, universities and research institutions have substantially greater resources, experience in conducting research, experience in obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities name recognition and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies (and hence future products) obsolete.

These companies, universities and research institutions may have numerous competitive advantages, including:

•	Significantly greater name recognition;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	processes that are operational and manufacturing prototype or final products;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	significantly greater financial and human resources for product development, sales and marketing, and patent litigation.

If our competitors were to:

•	succeed in developing products that are more effective in producing electrical energy at a lower cost than our technology, some or all of our products or our technology could be rendered obsolete and non-competitive;
•	succeed in bringing their products or services to market earlier than ours, our ability to commercialize our products may be adversely affected, which in turn may impede or limit our ability to generate revenues and achieve profitability. See “Risk Factors.”

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Accordingly, in addition to our research and development efforts, historically, we have undertaken public relations, advertising, and market access outreach programs designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate development and commercialization partnerships, the marketing, distribution and public acceptance of any products derived from our research and development efforts, and assist in attracting equity capital, if and when needed.

Our competitive position in the market will also depend on:

•	our ability to attract and retain qualified personnel, to obtain patent protection, develop proprietary products and processes, protect our intellectual property rights, and to secure sufficient capital resources required during the often-substantial period between technology development and commercial sales; and

•	the timing of market introduction of any products utilizing our LiquidElectricity® Coatings. Accordingly, the speed with which we can develop products, complete safety approvals, and ultimately supply commercial quantities of any products we develop to the market is important.

In addition to the foregoing, ultimately, our commercial success will depend on our ability and the ability of our manufacturing partners, licensee or sub-licensees, if any, to compete effectively in product development areas such as, but not limited to safety, reliability, availability, price, marketing, distribution and patent position.

Intellectual Property

The success of our business depends, in part, on our ability to pursue, maintain, and protect our proprietary technologies, information, processes, and know how. We rely primarily on patent, trademark, copyright, and trade secret laws in the US and similar laws in other countries, confidentiality agreements and procedures, and other contractual arrangements to protect our technologies and products.

The Company periodically reviews its intellectual property portfolio in order to ensure that its portfolio remains germane to its continuing business and operations and, as a cost-saving measure, and if warranted, sell or abandon any intellectual property that is no longer useful or relevant to the Company’s commercialization efforts or to more fully protect the Company’s intellectual property portfolio.

The Company has an international patent portfolio, with pending applications and granted patents in the US, Europe, China, Mexico, Canada, and Hong Kong. Prosecution of the pending applications is ongoing. The Company strategically employs continuation practice in the US to keep important patent families open and vary claim scope to prevent infringers from evading infringement with technicalities. We recently filed two continuation applications to pursue additional scope of protection.

As of the date of the prospectus, our proprietary technologies are the subject of fourteen (14) granted United States patents, twelve (12) granted patents in non-US jurisdictions, four (4) US pending patent applications, and sixteen (16) non-US pending patent applications. If maintained to their full term, our issued patents are scheduled to expire on various dates between January 2030 and April 2040. These dates are subject to change depending on the Company’s current and future patent application filings and the Company’s discretion to maintain its various intellectual property assets in accordance with its corporate interests and goals. We continually assess opportunities to seek patent protection for those aspects of our technology, designs, methodologies, and processes that we believe may provide us with significant competitive advantages or additional commercial opportunities. The Company is currently developing and evaluating patent protection on new photovoltaic coatings that improve weight, production scalability, and conversion efficiency. The Company is also exploring strategic expansion of its patent portfolio through acquisition of patent portfolios and entire companies.

The technology represented in the granted patents includes:

•	using a photovoltaic device as a sensor for an intelligent building energy management system

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•	forming a photovoltaic film including a transport layer electrically coupled to a first conductor layer and a semiconductor layer (using solvent deposition, evaporation, and annealing)
•	an electrochromic, photovoltaic two-pane insulated glass window and associated power-source polarity inverter technology
•	for a photovoltaic device, sputter deposition of conducting oxides into scribe lines

This extensive and diverse portfolio underscores the Company’s strong commitment to IP and to pioneering advancements in photovoltaic technology.

The Company has also filed various trademark registrations and applications. Currently, the company has fifteen (15) registered trademarks and two (2) pending trademark applications.

Additionally, we believe that many elements of LiquidElectricity® Coatings and related processes, technologies, and products involve proprietary know-how, technology, or data that are not covered by patents or patent applications, including but not limited to technical processes, equipment, design architecture, algorithms, and procedures. Accordingly, we rely on trade secret protection and confidentiality agreements to safeguard our interests with respect to this intellectual property.

The Company’s commercial success depends in part on its ability to obtain intellectual property protection of its innovations and designs, to protect its trade secrets, and to conduct business without infringing the intellectual property rights of others.

Government Regulation

Our technology may be subject to certain government regulations and standards. Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory or regulatory provisions governing our research and product development processes, as well as approval of the manufacturing and marketing of any products derived from such research and development activities.

The production and marketing of our technology derived products would be subject to existing and future safety & health regulations and standards in the United States and South Korea.

Current safety & health requirements and standards for electrical products can include, but may not be limited to, Occupational Safety and Health Administration regulations, National Electrical Code as approved as an American National Standard by the American National Standards Institute or ANSI/NFPA-70, certification by Underwriters Laboratories and the Society of Automotive Engineers, and compliance with State, Federal, and local building codes. These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of our technology evolves.

Employees and Consultants

The Company utilizes the services of full-time employees as well as part-time employees and consultants on a contract basis. As of the date of this prospectus, the Company has two (2) full-time employees, two (2) part-time employees, and one (1) part-time consultant all located in the United States.

From time to time, the Company grants stock options to employees and consultants either pursuant to contract requirements or on a discretionary basis. None of our employees are covered by a collective bargaining agreement.  We believe our relations with our employees are good.

Other Information

Our website address is www.solarwindow.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information accessible through our website is not a part of this annual report.

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The public may also read and copy any materials we file with the United States Securities and Exchange Commission (“SEC”) on the SEC’s website at www.sec.gov which site contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. All statements made in any of our filings, including all forward-looking statements, are made as of the date of the document(s) in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

Our executive office is located at 9375 E Shea Blvd., Suite 107-B, Scottsdale AZ 85260. Our telephone number is (800) 213-0689; our email is info@solarwindow.com. Our website is www.solarwindow.com. Information contained on our web site (or any other website) does not constitute part of this annual report.

Our research and development activities are conducted at the U.S. Department of Energy’s National Renewable Energy Laboratories in Golden, Colorado pursuant to a Cooperative Research and Development Agreement.

Legal Proceedings

We are not party to nor are we aware of any material pending lawsuit, litigation or proceeding.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

 Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers. We have a Board comprised of three members. Each director holds office until a successor is duly elected or appointed. Executive officers serve at the discretion of the Board and are appointed by the Board of Directors. Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.

Name	Age	Current Position With Us	Director or Officer Since
Amit Singh	44	President and Chief Executive Officer (Principal Executive Officer)	May 1, 2024
Bob Levine	75	Director	December 7, 2018
Joseph Sierchio	75	Director	October 1, 2020
Timothy Bullinger	68	Director	March 15, 2024
Justin Frere, CPA	52	Treasurer, Interim Chief Financial Officer and Secretary (Principal Financial Officer)	July 5, 2019

Biographical Information

Set forth below are the names of all of our directors and executive officers, all positions and offices held by each person, the period during which each has served as such, and the principal occupations and employment of such persons during at least the last five years, and other director positions held currently or during the last five years:

Amit Singh. Has served as the Company’s Vice President since February 2021 and President and CEO since May 1, 2024. Mr. Singh has diverse experience with incubating and developing ventures in cleantech and renewables, biomedical devices, drug discovery and development, and financial marketing and advertising. From June 2006 to May 2008, Mr. Singh served as a Risk and Strategy Consultant at Crowe, where he specialized in identifying high-risk areas for public and private companies, specifically detecting weaknesses in business models and helping develop, re-engineer, and implement core business processes. From September 2007 to March 2018, Mr. Singh served as the Executive Director of Sikhcess, a non-profit, where he coordinated the efforts of more than 5,000 global volunteers to break the cycle of homelessness by providing meals, basic needs, education, mentoring, tutoring, and support. Mr. Singh earned his MBA from the University of Michigan in 2006, and an undergraduate business degree from Wayne State University in 2003.

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Bob Levine. Mr. Levine has been with Avison Young since 1994 and is one of the founding partners of the company which has 120 offices in 25 countries and 5,000 real estate professionals. Since 2008, Avison Young has been one of the fastest growing commercial real estate companies in the world. Having retired from the Board of Avison Young after 10 years’ service, Mr. Levine remains on Avison Young’s Executive Committee. Mr. Levine has 40 years of experience in commercial real estate sales, leasing, and advisory roles and has worked with many leading developers, equity partners, and renowned investors. Having consummated many billions of dollars in transactions, he has been responsible for the sale of numerous landmark and Class-A office buildings, shopping centers, industrial properties, and major development sites.

Joseph Sierchio.  Mr. Sierchio has been engaged in the practice of law as the principal of Sierchio Law LLP, our general corporate counsel since August 2019; prior thereto Mr. Sierchio provided legal services to the Company as a partner of Satterlee Stephens LLP, our counsel, from September 2016 to August 2019. Since 1975, Mr. Sierchio has continuously practiced corporate and securities law in New York City, representing, in the United States, domestic and foreign private and public corporations, investors, brokerage firms, and entrepreneurs. Mr. Sierchio is admitted in all New York state courts and federal courts in the Eastern, Northern, and Southern Districts of the State of New York as well as the federal Court of Appeals for the Second Circuit. Mr. Sierchio was invited to join the Board due to his experience representing corporations (public and private) and individuals in numerous and various organizational, compliance, administrative, governance, finance (equity and debt private and public offerings), regulatory and legal matters as well as his familiarity with the Company’s business and operations. Mr. Sierchio also served as a director of RenovaCare, Inc. from August 26, 2010, to June 22, 2018. Mr. Sierchio earned his J.D. at Cornell University Law School in 1974, and a B.A., with Highest Distinction in Economics from Rutgers College at Rutgers University in 1971, and where he was also named a Henry Rutgers Scholar.

Timothy Bullinger. Mr. Bullinger is founder and principal of Arca3 Design Studio Inc., an architecture, interior and landscape design firm. He has served as its president since its formation in 1996. Mr. Bullinger has more than 40 years of experience in architecture and environmental design integrating natural and advanced energy sources including solar, geothermal, wind, and grey water heat recovery systems and developing and incorporating alternate thermal mass materials as part of passive solar systems integrated into his residential and commercial designs. Mr. Bullinger's integration of renewable technologies in architecture has been featured prominently in his bespoke luxury designs. Mr. Bullinger’s expertise also includes the use of specialty glass coating technologies for integration into his designs for residences, estates, hotels, restaurants, spas, yachts and private aircraft. Since 1990, Mr. Bullinger has collaborated with iconic luxury brands including Rolls Royce, Jack Nicklaus, Hermes, Subzero Wolf, Samsung, and Dacor, and worked across the globe, including Beverly Hills, Honolulu, Tokyo, Hong Kong and Paris.

Justin Frere, CPA. Mr. Frere has served as the Company’s Controller since August of 2011 and was appointed Secretary and Interim Chief Financial Officer on July 5, 2019, and July 22, 2020, respectively. Mr. Frere has over 20 years of experience as a hands-on CFO/Controller level finance and administration professional with extensive operational and analytical experience as a consultant, CFO, and controller for numerous public entities. From 2001 through present, Mr. Frere has been principal of Frontline Accounting performing CFO/controller, and financial analyst services for various public and private domestic and international clients. Mr. Frere has been the primary party responsible for accounting, drafting, and filing SEC Forms and interacting with auditors and the SEC in support of public company reporting. Mr. Frere started his career at KPMG in their assurance practice. Mr. Frere earned a Bachelor of Science in accounting and finance from California Polytechnic State University in San Luis Obispo and MBA from San Diego State University.

All of our directors are elected annually to serve for one year or until their successors are duly elected and qualified.

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Our three directors intend to devote as much time as necessary to the success and development of SolarWindow Technologies, Inc. Currently each has other business interests or employment obligations requiring their time and attention. While each of these directors has indicated that they intend to provide such time and attention to our business activities as may be reasonably required, and have done so to date, there can be no assurance that their priorities will not shift in the future and that the amount of that each devotes to our activities will diminish. In the event that their outside interests begin to take precedence over their positions as directors of SolarWindow Technologies, Inc., our business may suffer. Please refer to “Risk Factors.”

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

Legal Proceedings

None of or directors or officers are involved in any legal proceedings as described in Regulation S-K (229.401(f)).

Section 16(A) Beneficial Ownership Reporting Compliance

Because we do not have a class of equity securities registered pursuant to Section 12 of the Exchange Act we are not required to make the disclosures required by Item 405 of Regulation SK.

Corporate Governance

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of the Company and our stockholders.

Corporate Governance Guidelines; Code of Conduct and Ethics; Amended and Restated Insider Trading Policy

Our Corporate Governance Guidelines assist our Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of SolarWindow® and our stockholders. These guidelines, which provide a framework for the conduct of our Board business addresses the role of a director, Board composition, Board meetings, access to management, Board compensation and other topics.

We have adopted a Code of Ethics that applies to all of our officers, directors and employees, including our Acting Principal Executive Officer. The Code of Ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to the SEC, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code of Ethics.

We have adopted an Amended and Restated Insider Trading Policy (the “ITP”) that applies to all officers, directors, employees, and other persons, such as contractors or consultants who have access to material nonpublic information. The ITP also applies to family members, other members of a person’s household and entities controlled by a person covered by the ITP. The purpose of the ITP is to provide guidelines with respect to transactions in the Company’s securities and the handling of material nonpublic information about the Company and the companies with which the Company does business. The Company’s Board has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Oversight and implementation of the ITP is performed by the Board and Interim CFO.

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We have posted a copy of our Corporate Governance Guidelines, Code of Ethics and Business Conduct, and Amended and Restated Insider Trading Policy on the Investor section of our website at https://www.solarwindow.com/investors/corporate-governance/. Our full Board must approve in advance any waivers of the Code of Ethics. We will post any amendments or waivers from our Code of Ethics that apply to our executive officers and directors on the “Corporate Governance” section of our website.

Board Independence

We are not listed on a major U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, Our Board considers that a director is independent when the director is not an officer or employee of the Company, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of FINRA and the rules and regulations of the SEC. Our Board has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, our Board has affirmatively determined that two of our three directors, including Bob Levine and Timothy Bullinger, qualify as an “independent” director.

Board Leadership Structure

We currently have one executive officer, the Interim CFO and Secretary, and three directors; two of which are independent. At present, Mr. Amit Singh serves as our Chief Executive Officer. Mr. Sierchio serves as the Representative Director of SolarWindow Asia Co., Ltd. Actions taken by SolarWindow Asia Co., Ltd. are performed by the Company’s South Korean accounting firm, pursuant to powers of attorney provided by Mr. Sierchio and SolarWindow Asia (USA) Corp.

Our Bylaws provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company and its stockholders. Our board has reviewed our current Board leadership structure, our size, the nature of our business, the regulatory framework under which we operate, our stockholder base, our peer group and other relevant factors, and has determined that this structure is currently the most appropriate Board leadership structure for our company.

Board Committees

Audit Committee

The Board does not currently have a standing Audit Committee. The full Board oversees our accounting and financial reporting processes and the audits of our annual financial statements.

Compensation Committee

The Board does not currently have a standing Compensation Committee. The full Board establishes our overall compensation policies and reviews recommendations submitted by our management.

Nominating Committee

The board does not currently have a standing Nominating Committee. We do not maintain a policy for considering nominees. Our Bylaws provide that the number of Directors shall be fixed from time to time by the Board, but in no event shall be less than the minimum required by law. The Board should be large enough to maintain our required expertise but not too large to function inefficiently. Director nominees are recommended, reviewed, and approved by the entire Board. The Board believes that this process is appropriate due to the number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board.

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While the Board is solely responsible for the selection and nomination of directors, the Board may consider nominees recommended by stockholders as deemed appropriate. The Board evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although we do not have a policy regarding diversity, the Board does take into consideration the value of diversity among Board members in background, experience, education, and perspective in considering potential nominees for recommendation to the Board for selection. Stockholders who wish to recommend a nominee should send nominations to Mr. Justin Frere, Interim CFO and Secretary, 9375 E. Shea Blvd., Suite 107-B, Scottsdale, AZ 85260, that includes all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by the written consent of the individual to stand for election if nominated by the Board and to serve if elected.

Compensation Consultants

We have not historically relied upon the advice of compensation consultants in determining Named Executive Officer compensation. Instead, the Board reviews compensation levels and makes adjustments based on their personal knowledge of competition in the marketplace, publicly available information, and informal surveys of human resource professionals.

Board Meetings, Committees of the Board of Directors, and Annual Meeting Attendance

During the fiscal year ended August 31, 2024, all directors attended the meetings of the Board. The Board met seven (7) times and acted by written consent ten (10) times during the fiscal year ended August 31, 2024. We did not have an annual meeting of shareholders during the fiscal year ended August 31, 2024, or 2023.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day-to-day management of various risks we face, the Board, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board reviews and discusses policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of our financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

Stockholder Communications

Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board at SolarWindow Technologies, Inc., Attention: Justin Frere, 9375 E Shea Blvd., Suite 107B, Scottsdale, AZ 85260. The Board will review and respond to all correspondence received, as appropriate.

Compensation Of Directors

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities. Our employee directors receive no separate compensation for their service as directors. Our Board determines the non-employee directors’ compensation for serving on the Board and its committee(s). In establishing director compensation, the Board is guided by the following goals:

•	compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;

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•	compensation should align the directors’ interests with the long-term interests of stockholders; and
•	compensation should assist with attracting and retaining qualified directors.

For their services as directors, non-employee directors received cash compensation of $2,500 per quarter during fiscal 2023 and 2022.

During fiscal 2022, the Company granted 15,000 options to Joesph Sierchio and 30,000 options to Bob Levine. The options fair value was calculated to be $4.92 per share using the Black-Scholes Option Pricing Model. No equity-based grants were awarded to the other Board members in fiscal 2023. During the nine months ended May 31, 2024, the Company granted 200,000 options to each of our three directors. The options fair value was calculated to be $0.33 per share using the Black-Scholes Option Pricing Model.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Joseph Sierchio (1)	7,500	66,000	73,500
Bob Levine (1)	7,500	66,000	73,500
Timothy Bullinger (1)	2,500	66,000	68,500
Total nine-month director compensation	17,500	198,000	215,500

Joseph Sierchio	10,000	-	10,000
Bob Levine	10,000	-	10,000
Total 2023 director compensation	20,000	-	20,000

Gary Parmar	1,944	-	1,944
Bob Levine (2)	10,000	147,600	157,600
Joseph Sierchio (3)	10,000	73,800	83,800
Total 2022 director compensation	21,944	221,400	243,344

(1) For their services on the Board, the Company granted each of its three directors an option to purchase 200,000 shares of common stock with an exercise price of $0.33 per share and which vests as to 50% on the date of grant on April 8, 2024 and 50% on April 8, 2025. The aggregate grant date fair value of the stock option award, determined in accordance with FASB ASC Topic 718, was $0.33 per share.

(2) For their services on the Board, the Company granted Mr. Levine an option to purchase 30,000 shares of common stock with an exercise price of $6.21 per share and which vests as to 50% on April 27, 2022, and 50% on October 27, 2022. The aggregate grant date fair value of the stock option award, determined in accordance with FASB ASC Topic 718, was $4.92 per share.

(3) Mr. Sierchio resigned from the Board effective October 22, 2018, and was re-appointed on October 1, 2020. For their services on the Board, the Company granted Mr. Sierchio an option to purchase 15,000 shares of common stock with an exercise price of $6.21 per share and which vests as to 50% on April 27, 2022, and 50% on October 27, 2022. The aggregate grant date fair value of the stock option award, determined in accordance with FASB ASC Topic 718, was $4.92 per share.

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EXECUTIVE COMPENSATION

Our Board is responsible for establishing the compensation and benefits for our executive officers. The Board reviews the performance and total compensation package for our executive officers and considers the modification of existing compensation and the adoption of new compensation plans. The Board has not retained any compensation consultants.

The goals of our executive compensation program are to attract, motivate and retain individuals with the skills and qualities necessary to support and develop our business within the framework of our small size and available resources. We designed our executive compensation program to achieve the following objectives:

•	attract and retain executives experienced in developing and delivering products such as our own;
•	motivate and reward executives whose experience and skills are critical to our success;
•	reward performance; and
•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each named executive officer for Fiscal 2023 and Fiscal 2022:

Name and Principal Position	Year Ended August 31,	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jatinder S. Bhogal (1) Former Chief Executive Officer and Director	2022	156,505	368,000	-	-	524,505
Justin Frere (2) Interim Chief Financial Officer and Secretary	2023	120,000	-	-	-	120,000
	2022	120,000	-	246,000	-	366,000
John Rhee, Former President and Chief Executive Officer. Former Director, President and CEO of SolarWindow Asia Co., Ltd. (3)	2023	26,000	-	-	-	26,000
	2022	244,000	-	-	-	244,000
Amit Singh, Vice President (4)	2023	180,000	-	-	-	180,000
	2022	160,700	-	73,800	-	234,500

(1) Effective July 1, 2020, the Company, Mr. Bhogal, and Vector Asset Management, Inc., a Canadian entity wholly-owned by Mr. Bhogal (“VAMI”), entered into an Executive Consulting Agreement (the “ECA”) whereby Mr. Bhogal, in addition to his role as a Director, served the Company as its President (On March 1, 2021, Mr. Bhogal resigned as President and Mr. Rhee was appointed President) and Chief Executive Officer (Principle Executive Officer). On January 18, 2022, Mr. Bhogal resigned all of his positions with the Company, including as Chairman and CEO. Pursuant to the ECA, which had an initial term of three years with one-year extensions thereafter, VAMI 1) was paid an annual salary of $410,000; 2) was eligible for a discretionary performance-based annual bonus of up to 40% of the then annual base fee in effect; and 3) received a stock option grant to purchase up to 2,500,000 shares of the Company’s common stock which was fully vested as of August 31, 2022.

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(2) Mr. Frere has served as the Company’s Controller since August of 2011 and was appointed Secretary on July 5, 2019. Effective July 23, 2020, Mr. Frere was appointed to also serve as the Company’s Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Treasurer. Mr. Frere is providing his services on an as needed basis; Mr. Frere’s engagement is at will and can be terminated by either party on notice. Mr. Frere’s aggregate fee for his services is $10,000 per month. On October 27, 2021, the Board granted Mr. Frere a stock option to purchase up to 50,000 shares of the Company’s common stock with an exercise price of $6.21 per share and which vests as to 50% on April 27, 2022 and 50% on October 27, 2022. The aggregate grant date fair value of the stock option award, determined in accordance with FASB ASC Topic 718, was $4.92 per share. For additional information, see the notes to the Company’s consolidated financial statements for the years ended August 31, 2023 and 2022, “NOTE 6 – Stock Options.”

(3) On July 1, 2020, the Company appointed John Rhee to the Board of Directors. On August 31, 2020, the Company and Mr. John Rhee entered into an Executive Services Consulting Agreement (the “ESCA”), which was amended effective March 1, 2021 to appoint Mr. Rhee to the office of President and increase his monthly fee from $10,000 to $22,000. Pursuant to the ESCA as amended, 1) Mr. Rhee provided executive consulting services to the Company, and it’s directly and indirectly owned subsidiaries; 2) Mr. Rhee’s engagement pursuant to the ESCA was an “at-will” engagement; and 3) Mr. Rhee received a stock option grant to purchase up to 2,500,000 shares of the Company’s common stock which was fully vested as of August 31, 2022 and expired, in full, on August 31, 2023. Mr. Rhee has no outstanding equity awards. On September 1, 2021, the Board approved an increase in Mr. Rhee’s monthly salary to $24,640. On January 19, 2022, the Board appointed Mr. Rhee to serve as the Company’s Chief Executive Officer. By letter dated May 8, 2022, the Board terminated ESCA as amended effective May 9, 2022. Termination of the ESCA resulted in the automatic termination of Mr. Rhee’s positions as the President, Chief Executive Officer and Chairman of the Company and all positions held at the Company’s subsidiaries. However, due lack of jurisdiction in Korea, the Company was unable to effect Mr. Rhee’s termination with the Korean Subsidiary and he maintained his position as Representative Director and President of SolarWindow Asia Co., Ltd. through April 25, 2023, the date Mr. Rhee was removed pursuant to an Extraordinary Shareholder Meeting. Mr. Rhee, prior to his removal at the Korean Subsidiary, received approximately $26,000. Additionally, termination of the ESCA did not constitute termination of Mr. Rhee’s tenure as a member of the Board. Mr. Rhee resigned from the Board effective December 18, 2022.

(4) Effective July 28, 2020, the Company, Amit Singh, and Damaak Group, LLC, a U.S. entity wholly-owned by Mr. Singh (“Damaak”), entered into a Business Consulting Agreement (the “BCA”) whereby Mr. Singh supports the executive management team with corporate finance, business development, media & public relations, brand positioning, technology, and investor engagement. Pursuant to the BCA, which had an initial term of two years, Damaak was paid a monthly fee of $9,250 which was raised to $10,175 effective March 2021 and again raised to $15,000 effective January 2021. On October 27, 2021, the Board granted Mr. Singh a stock option to purchase up to 15,000 shares of the Company’s common stock with an exercise price of $6.21 per share and which vests as to 50% on April 27, 2022, and 50% on October 27, 2022. The aggregate grant date fair value of the stock option award, determined in accordance with FASB ASC Topic 718, was $4.92 per share. For additional information, see our consolidated financial statements for the years ended August 31, 2023 and 2022, “NOTE 6 – Stock Options” of our notes to financial statements contained in this annual report. Although the term of the BCA was through June 30, 2022, Damaak continued to provide services under the BCA.

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Outstanding Equity Awards at Fiscal-Year End

The following table sets forth information regarding equity awards that have been previously awarded to each of the Named Executives and which remained outstanding as of August 31, 2023.

Option Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Not Currently Exercisable	Option Exercise Price ($)	Option Expiration Date
Jatinder S. Bhogal (1)	1,033,000	-	3.54	1/18/2024
	90,000	-	4.87	1/18/2024
	2,500,000	-	2.60	1/18/2024
Justin Frere (2)	42,500	7,500	3.54	7/5/2025
	50,000	-	6.21	10/27/2031
Amit Singh (3)	15,000	-	6.21	10/27/2031

(1) On November 21, 2017, pursuant to the grant of stock options to our Board and certain personnel for their services, the Company granted a stock option to purchase 90,000 shares of our common stock. On July 5, 2019, pursuant to a grant of stock options to our Board and executives for their services, the Company granted a stock option to purchase 1,008,000 and 50,000 shares of our common stock. On July 1, 2020, pursuant to an Executive Consulting Agreement and Stock Option Grant and Grant Agreement both dated June 29, 2020, the Company granted a stock option to purchase 2,500,000 shares of our common stock. Due to his resignation on January 18, 2022, all of Mr. Bhogal’s stock options were scheduled to expire on January 18, 2024. On February 5, 2024, the Board granted replacement options with a five (5) year life in amounts equal to and on substantially the same terms as the above grants. For additional information, see the notes to the Company’s consolidated financial statements for the three and nine months ended May 31, 2024 and 2023, “NOTE 7 – Stock Options.”

(2) On July 5, 2019, pursuant to a grant of stock options to our Board and executives for their services, the Company granted a stock option to purchase 50,000 shares of our common stock at an exercise price of $3.54 per share and a term of six (6) years. On October 27, 2021, pursuant to a grant of stock options for services, the Company granted a stock option to purchase 50,000 shares of our common stock at an exercise price of $6.21 per share and a term of ten (10) years.

(3) On October 27, 2021, pursuant to a grant of stock options for services, the Company granted a stock option to purchase 15,000 shares of our common stock at an exercise price of $6.21 per share and a term of ten (10) years.

Termination and Change of Control

Not applicable.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 7, 2024, by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock, (ii) each director, director nominee, and Named Executive Officer; and (iii) all executive officers and directors as a group. To our knowledge, no other person beneficially owns more than 5% of our common stock.

Name and Address of Beneficial Owner (1)	Number of shares Beneficially Owned (2)	% of Class Owned (2)
Directors and Officers
Bob Levine (3)	491,333	*
Joseph Sierchio (4)	1,681,567	3.15
Timothy Bullinger (5)	100,000	*
Amit Singh (6)	265,000	*
Justin Frere (7)	144,413	*
All Directors and Officers as a Group	2,682,343	4.96

5% Shareholders
Jatinder S. Bhogal (8)	3,713,000	6.53
Kalen Capital Corporation (9) 688 West Hastings St. 7th Floor Vancouver, BC V6B 1P1	50,705,598	72.68

* less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock and except as indicated the address of each beneficial owner is 9375 E Shea Blvd., Suite 107-B, Scottsdale, AZ 85260.

(2) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 53,198,399 shares of common stock issued and outstanding as of October 7, 2024. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(3) Includes 276,000 shares of common stock, 33,333 shares of common stock reserved for issuance upon the exercise of a Series T Warrant and 182,000 shares of common stock reserved for issuance upon the exercise of vested stock options. Does not include 100,000 shares of common stock reserved for issuance upon exercise of granted stock options that have not yet vested.

(4) Includes 1,446,567 shares of common stock and 235,000 shares of common stock reserved for issuance upon the exercise of vested stock options. Does not include 100,000 shares of common stock reserved for issuance upon exercise of granted stock options that have not yet vested.

(5) Includes 100,000 shares of common stock reserved for issuance upon the exercise of vested stock options. Does not include 100,000 shares of common stock reserved for issuance upon exercise of granted stock options that have not yet vested.

(6) Includes 265,000 shares of common stock reserved for issuance upon the exercise of vested stock options. Does not include 250,000 shares of common stock reserved for issuance upon exercise of granted stock options that have not yet vested.

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(7) Includes 6,493 shares of common stock and 137,500 shares of common stock reserved for issuance upon the exercise of vested stock options. Does not include 37,500 shares of common stock reserved for issuance upon exercise of granted stock options that have not yet vested.

(8) Includes 90,000 shares of common stock and 3,623,000 shares of common stock reserved for issuance upon the exercise of vested stock options.

(9) Kalen Capital Corporation is a private Alberta corporation wholly owned by Mr. Harmel Rayat. In such capacity, Mr. Rayat may be deemed to have beneficial ownership of these shares. The number of shares reflected above is based upon the review of our transfer records and information provided to us by Kalen Capital Corporation and includes: (a) 34,138,931 shares owned by Kalen Capital Corporation and its wholly owned subsidiary; and (b) 16,566,667 shares issuable upon exercise of a Series T Warrant.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

The Board establishes policies and procedures, and sets standards regarding operations and governance. Accordingly, the Company adopted a policy and procedures pertaining to related-party transactions (“RPTs”) as they relate to the Company’s employees, officers and directors.

The Board recognizes that RPTs must be managed to prevent the risk of perceived or actual conflicts of interest. The Company’s RPT policy and procedures addresses these transactions as they may occur. The Board is responsibe for reviewing and approving RPTs in accordance with the adopted policy and procedures. The Board may review the RPT policy and procedures from time to time and accordingly recommend amendments for consideration and/or implementation.

The Board will review and approve all RPTs over $25,000 with the option to review and approve all RPTs if, in their judgment, it would be in the best interests of the Company for the proposed transaction to be reviewed.

Under SEC rules (Section 404 (a) of Regulation S-K), a related person is a director, officer, nominee for director, or 5% stockholder of our outstanding shares of common stock since the beginning of the previous fiscal year, and their immediate family members. Immediate family members include spouses, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant)

The Board has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;
•	compensation to executive officers determined by the Board;
•	compensation to directors determined by the Board;
•	transactions in which all security holders receive proportional benefits; and
•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

The Board reviews transactions involving related persons who are not included in one of the above categories and makes a determination whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Board reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services. An interested related party who serves on the Board shall recuse their self from the review and approval of a RPT in which they have an interest in the transaction.

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Our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. Periodically, we inquire as to whether or not any of our Directors have entered into any transactions, arrangements or relationships that constitute related party transactions. If any actual or potential conflict of interest is reported, our Board will review the transaction and relationship disclosed and make a determination regarding appropriatness and recommend modifications to the RPT if the transaction is deemed to present a conflict of interest.

Transactions with Related Persons

The following is a description of each transaction since the beginning of fiscal 2022, and each currently proposed transaction, in which:

•	we have been or are to be a participant;

•	the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets for the last two completed fiscal years; and

•	any of our directors, executive officers, or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

For additional information, please refer to see “NOTE 8 – Transactions with Related Persons” under the Notes to Financial Statements for the Years Ended August 31, 2023, and 2022, and “NOTE 8 – Transactions with Related Persons” under the Notes to Financial Statements for the three and nine months ended May 31, 2024 and 2023.

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. As of the date of this prospectus there were 53,198,399 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders, including the election of directors. The shares of common stock do not have cumulative voting rights. This means that the holders of more than 50% of the shares of common stock can elect all of our directors, subject to the rights of any outstanding series of preferred stock. The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding series of preferred stock.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities and subject to the prior rights of any outstanding series of preferred stock. Resale Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series The rights of holders of our common stock may be subject to, and adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control and may adversely affect the voting and other rights of holders of our common stock.

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Warrants

As of the date of this prospectus, the following warrants were issued, outstanding and unexercised:

Description	Number	Weighted Average Exercise Price	Expiration Date
Series T	16,666,667	$1.70	November 26, 2030

Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held and may be exercised on a cashless basis. Please refer to the footnotes to the included financial statements for additional disclosure.

Options

The following table summarizes information about stock options outstanding and exercisable at May 31, 2024:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares Subject to Outstanding Options	Weighted Average Contractual Life (years)	Weighted Average Exercise Price ($)	Number of Shares Subject To Options Exercise	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)
0.33	1,250,000	4.86	0.33	625,000	4.86	0.33
2.32	153,000	5.36	2.32	153,000	5.36	2.32
2.60	2,500,000	4.69	2.60	2,500,000	4.69	2.60
3.42	50,000	2.39	3.42	50,000	2.39	3.42
3.46	35,000	1.60	3.46	35,000	1.60	3.46
3.54	1,225,000	4.13	3.54	1,225,000	4.13	3.54
4.87	110,000	4.47	4.87	110,000	4.47	4.87
6.21	110,000	7.41	6.21	110,000	7.41	6.21
Total	5,433,000	4.63	2.41	4,808,000	4.60	2.68

Debt

None.

Shares Eligible for Resale

The market for our common stock has historically been volatile; there is no assurance that an orderly and liquid trading market for our common stock will develop or be sustained after the completion of this offering. Future sales of substantial amounts of common stock, including shares of common stock issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

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Rule 144

As of the date of this prospectus there were 53,198,399 shares of our common stock issued and outstanding, of which 35,904,741 shares are deemed “restricted securities” or “control securities” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least nine months to sell such shares without restriction other than the requirement that there be current public information as set forth in Rule 144. To the extent that Rule 144 is otherwise available, this provision is currently applicable to all of the restricted shares. If a non-affiliate has held the shares for more than one year, such person may make unlimited sales pursuant to Rule 144 without restriction.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. Please refer to “Risk Factors.”

THE SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders. The Selling Stockholders may sell up to 1,180,000 shares of common stock (including shares issuable upon exercise of outstanding warrants or exercise of outstanding stock purchase options). The percentage of outstanding shares beneficially owned is based on 53,198,399 shares of common stock issued and outstanding as of the date of this prospectus. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Stockholders beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite its name. None of the Selling Stockholders are known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. The Selling Stockholders have acquired their shares solely for investment and not with a view to or for resale or distribution of such securities.

(Table of Selling Stockholders commences on the following page.)

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Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering	Percentage of Common Stock Beneficially Owned Before this Offering (1)		Shares of Common Stock Offered in this Offering (2)	Shares of Common Stock Beneficially Owned After this Offering	Percentage of Common Stock Beneficially Owned After this Offering (2)
Robert Levine, Director	491,333	*	(3)	182,000	309,333	*
Joseph Sierchio, Director	1,681,567	3.15	(4)	235,000	1,446,567	2.66
Timothy Bullinger, Director	100,000	*	(5)	100,000	-	-
Patrick Sargent	41,000	*	(6)	41,000	-	-
Justin Frere, Interim CFO	144,443	*	(7)	137,500	6,943	*
Amit Singh, CEO	265,000	*	(8)	265,000	-	-
Alexandra Musk-Steuart	37,500	*	(9)	37,500	-	-
James Whitaker	153,000	*	(10)	153,000
Paul Devers	5,000	*	(11)	5,000	-	-
Francisco Javier Bono Perez	5,000	*	(11)	5,000	-	-
Dave Gralnik	5,000	*	(11)	5,000	-	-
Christopher Harris	5,000	*	(11)	5,000	-	-
Tim Widner	5,000	*	(11)	5,000	-	-
Channing Chen	4,000	*	(12)	4,000	-	-
Total	2,942,843	5.41		1,180,000	1,762,843	3.24

* Less than 1%.

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(1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 53,198,399 shares of common stock issued and outstanding as of the date of this prospectus. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this prospectus. Please refer to “Plan of Distribution.”

(2) The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them and registered for resale. Because the Selling Stockholders may offer all or only some portion of the 1,285,000 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Common Stock Beneficially Owned After This Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering and will not be acquiring any additional shares. Please refer to “Plan of Distribution.”

(3) Includes 276,000 shares of common stock, 33,333 shares of common stock issuable upon the exercise of Series T Warrants exercisable at an exercise price of $1.70 per share, and 182,000 shares of common stock issuable upon the exercise of vested stock purchase options, including 52,000 options with an exercise price of $3.54 per share, 30,000 options with an exercise price of $6.21 per share, and 100,000 options with an exercise price of $0.33 per share.

(4) Represents 235,000 shares of common stock issuable upon the exercise of vested stock purchase options, including 20,000 options with an exercise price of $4.87 per share, 50,000 options with an exercise price of $3.54 per share, 50,000 options with an exercise price of $3.42 per share, 15,000 options with an exercise price of $6.21 per share, and 100,000 options with an exercise price of $0.33 per share.

(5) Represents 100,000 shares of common stock issuable upon the exercise of vested stock purchase options with an exercise price of $0.33 per share.

(6) Represents 41,000 shares of common stock issuable upon the exercise of vested stock purchase options, including 35,000 options with an exercise price of $3.46 per share, and 6,000 options with an exercise price of $3.54 per share.

(7) Represents 137,500 shares of common stock issuable upon the exercise of vested stock purchase options, including 50,000 options with an exercise price of $3.54 per share, 50,000 options with an exercise price of $3.42 per share, 50,000 options with an exercise price of $6.21 per share, and 37,500 options with an exercise price of $0.33 per share.

(8) Represents 265,000 shares of common stock issuable upon the exercise of vested stock purchase options, including 15,000 options with an exercise price of $6.21 per share, 250,000 options with an exercise price of $0.33 per share.

(9) Represents 37,500 shares of common stock issuable upon the exercise of vested stock purchase options with an exercise price of $0.33 per share.

(10) Represents 153,000 shares of common stock issuable upon the exercise of vested stock purchase options with an exercise price of $2.32 per share.

(11) Represents 5,000 shares of common stock issuable upon the exercise of vested stock purchase options with an exercise price of $3.54 per share.

(12) Represents 4,000 shares of common stock issuable upon the exercise of vested stock purchase options with an exercise price of $3.54 per share.

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We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC PINK or any other inter-dealer quotation system, stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

	an exchange distribution in accordance with the rules of the applicable exchange;

	privately negotiated transactions;

	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

	a combination of any such methods of sale; or

	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

Pursuant to the terms of applicable registration rights agreements between us and the Selling Stockholder (“Registration Rights Agreement”) we agreed to register for resale all of Resale Shares pursuant to the registration requirement of the Securities Act, and to keep the registration statements, of which this prospectus is a part of, effect as to each Stockholder effective until the earlier of: (a) the date such Selling Stockholder’s Resale Shares have been sold in accordance with this prospectus; (b) such Resale become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to our transfer agent as reasonably determined by us, upon the advice of our counsel; (c) such Resale Shares have otherwise been disposed of by the investor pursuant to an exemption from the registration requirements of the Securities Act, (d) two (2) years following the date on which such stockholders purchase his or her Resale Shares, or (e) a date which is 180 calendar days following the termination date of the stock option agreement governing the terms of such Stockholders stock purchase option

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our bylaws provide for indemnification of directors and officers to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee, or representative.

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Section 78.138 of the Nevada Revised Statutes (the “NRS”) provides that except as might otherwise be specifically provided in the NRS or a company’s articles of incorporation n that a director or officer of the Company shall not be personally liable to the Company or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer, if his or her act or omission did not constitute a breach of his or her fiduciary duties and did not involve intentional misconduct, fraud or a knowing violation of law.  Nevada law provides that, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of an action, suit or proceeding, the Company shall indemnify such person against expenses incurred in connection with the defense.

Section 78.7502(1) of the NRS authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators. Our bylaws require us to indemnify our directors to the fullest extent permitted under Nevada law or any other applicable law in effect.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The above discussion of our Bylaws and the referenced sections of the Nevada Revised Statutes is not intended to be exhaustive and is qualified in its entirety by such Bylaws and statute.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered hereby have been passed upon for SolarWindow Technologies, Inc. by Sierchio Law, LLP, 430 Park Avenue, Suite 702, New York, New York 10022. Joseph Sierchio, the principal of Sierchio Law, LLP, is one of our directors and the beneficial owner of 1,681,567 shares of our common stock.

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EXPERTS

Our consolidated financial statements for the fiscal years ended August 31, 2023 and 2022, appearing herein, have been audited by PKF O’Connor Davies, LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing us at: SolarWindow Technologies, Inc., 9375 E Shea Blvd., Suite 107B, Scottsdale, AZ 85260, or telephoning us at: (800) 213-0689.

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SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	May 31,	August 31,
	2024	2023
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$841,098	$492,610
Short-term investments	4,000,000	5,500,000
Deferred research and development costs	66,882	56,698
Prepaid expenses and other current assets	700,332	241,668
Current assets of discontinued operations	13,026	13,522
Total current assets	5,621,338	6,304,498
Property and Equipment, net	15,364	1,315,282
Total assets	$5,636,702	$7,619,780

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$133,706	$114,092
Related party payables	90,889	37,025
Current liabilities of discontinued operations	134,818	136,109
Total current liabilities	359,413	287,226
Total liabilities	359,413	287,226

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock: $0.10 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock: $0.001 par value; 300,000,000 shares authorized, 53,198,399 shares issued and outstanding at May 31, 2024 and August 31, 2023	53,198	53,198
Additional paid-in capital	83,487,342	82,735,384
Accumulated other comprehensive income (loss)	(74,665)	(78,159)
Retained deficit	(78,188,586)	(75,377,869)
Total stockholders' equity	5,277,289	7,332,554
Total liabilities and stockholders' equity	$5,636,702	$7,619,780

(The accompanying notes are an integral part of these consolidated financial statements)

F-1

SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2024	2023	2024	2023

Revenue	$—	$—	$—	$—

Operating expenses:
Selling, general and administrative	693,417	383,227	1,514,241	1,127,313
Research and development	161,891	195,464	411,224	592,331
Total operating expenses	855,308	578,691	1,925,467	1,719,644
Loss from operations	(855,308)	(578,691)	(1,925,467)	(1,719,644)

Other income (expense):
Interest income	81,400	79,252	210,496	170,860
Impairment of fixed assets	(683,950)	—	(683,950)	—
Total other income (expense)	(602,550)	79,252	(473,454)	170,860
Net loss from continuing operations	(1,457,858)	(499,439)	(2,398,921)	(1,548,784)
Net loss from discontinued operations	(4,456)	(54,810)	(11,797)	(259,320)
Deemed dividend attributable to warrant modification	—	—	(400,000)	—
Net loss attributable to common stockholders	(1,462,314)	(554,249)	(2,810,718)	(1,808,104)
Other comprehensive income (loss):
Foreign currency translation gain/(loss)	2,791	270	3,494	(4,500)
Comprehensive (loss) attributable to common stockholders’	$(1,459,523)	$(553,979)	$(2,807,224)	$(1,812,604)

Loss per Share from continuing operations basic and diluted	$(0.03)	$(0.01)	$(0.05)	$(0.03)
Loss per Share from discontinued operations basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net loss attributable to common stockholders per share basic and diluted	$(0.03)	$(0.01)	$(0.05)	$(0.03)

Weighted average number of common shares outstanding - basic and diluted	53,198,399	53,198,399	53,198,399	53,198,399

(The accompanying notes are an integral part of these consolidated financial statements)

F-2

SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

	Common Stock
FOR THE NINE MONTHS ENDED MAY 31, 2024	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Deficit	Total Stockholders' Equity
Balance, August 31, 2023	53,198,399	$53,198	$82,735,384	$(78,159)	$(75,377,869)	$7,332,554
Stock based compensation due to common stock purchase options	-	-	23,215	-	-	23,215
Foreign currency translation adjustment	-	-	-	(1,528)	-	(1,528)
Net loss	-	-	-	-	(501,372)	(501,372)
Balance, November 30, 2023	53,198,399	53,198	82,758,599	(79,687)	(75,879,241)	6,852,869
Stock based compensation due to common stock purchase options	-	-	48,840	-	-	48,840
Deemed dividend attributable to warrant modification	-	-	400,000	-	(400,000)	-
Foreign currency translation adjustment	-	-	-	2,231	-	2,231
Net loss	-	-	-	-	(447,031)	(447,031)
Balance, February 29, 2024	53,198,399	53,198	83,207,439	(77,456)	(76,726,272)	6,456,909
Stock based compensation due to common stock purchase options	-	-	279,903	-	-	279,903
Foreign currency translation adjustment	-	-	-	2,791	-	2,791
Net loss	-	-	-	-	(1,462,314)	(1,462,314)
Balance, May 31, 2024	53,198,399	$53,198	$83,487,342	$(74,665)	$(78,188,586)	$5,277,289

FOR THE NINE MONTHS ENDED MAY 31, 2023

Balance, August 31, 2022	53,198,399	$53,198	$82,576,002	$(73,631)	$(72,981,474)	$9,574,095
Stock based compensation due to common stock purchase options	-	-	85,200	-	-	85,200
Foreign currency translation adjustment	-	-	-	(5,431)	-	(5,431)
Net loss for the three months ended November 30, 2022	-	-	-	-	(726,157)	(726,157)
Balance, November 30, 2022	53,198,399	53,198	82,661,202	(79,062)	(73,707,631)	8,927,707
Stock based compensation due to common stock purchase options	-	-	24,727	-	-	24,727
Foreign currency translation adjustment	-	-	-	661	-	661
Net loss for the three months ended February 28, 2023	-	-	-	-	(527,697)	(527,697)
Balance, February 28, 2023	53,198,399	53,198	82,685,929	(78,401)	(74,235,328)	8,425,398
Stock based compensation due to common stock purchase options	-	-	24,728	-	-	24,728
Foreign currency translation adjustment	-	-	-	270	-	270
Net loss	-	-	-	-	(554,249)	(554,249)
Balance, May 31, 2023	53,198,399	$53,198	$82,710,657	$(78,131)	$(74,789,577)	$7,896,147

(The accompanying notes are an integral part of these consolidated financial statements)

F-3

SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended May 31,
	2024	2023
Cash flows from operating activities
Net loss from continuing operations	$(2,398,921)	$(1,548,784)
Net loss from discontinued operations	(11,797)	(259,320)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	9,213	11,115
Stock based compensation expense	351,958	134,655
Impairment of fixed assets	683,950	—
Changes in operating assets and liabilities:
Deferred research and development costs	(10,184)	43,236
Prepaid expenses and other assets	149,957	(102,596)
Accounts payable and accrued expenses	22,398	67,809
Related party payable	53,864	69,812
Net cash used in operating activities	(1,149,562)	(1,584,073)

Cash flows from investing activities
Purchase of short-term investments	(4,000,000)	(6,000,000)
Redemption of short-term investments	5,500,000	—
Capital expenditures	(1,949)	—
Net cash provided by (used in) investing activities	1,498,051	(6,000,000)
Effect of exchange rate changes on cash and cash equivalents	(1)	(505)
Net increase (decrease) in cash and cash equivalents	348,488	(7,584,578)
Cash and cash equivalents at beginning of period	492,610	8,077,849
Cash and cash equivalents at end of period	$841,098	$493,271

(The accompanying notes are an integral part of these consolidated financial statements)

F-4

SOLARWINDOW TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – Organization

Organization

SolarWindow Technologies, Inc. was incorporated in the State of Nevada on May 5, 1998 (“SWT” and together with its controlled subsidiary companies, SolarWindow Asia (USA) Corp., and SolarWindow Asia Co. Ltd, collectively, the “Company”). SolarWindow® technology harvests light energy from the sun and from artificial light sources using a transparent and ultra-lightweight coating of organic photovoltaic (“OPV”) solar cells applied to glass and plastics, thereby generating electricity. The Company’s ticker symbol is WNDW.

On August 24, 2020, SolarWindow Technologies, Inc. formed wholly owned SolarWindow Asia (USA) Corp., a Nevada Corporation, as the holding company for SolarWindow Asia Co. Ltd., (the “Korean Subsidiary”) a company formed in the Republic of Korea for the purpose of expansion into the Asian markets. On January 13, 2023, the Board formally elected to dissolve the Korean Subsidiary. SWT has retained a local accountant and is in the process of interviewing and retaining special legal counsel in South Korea to assist in the dissolution of the Korean Subsidiary.

Liquidity

The Company has not generated any revenue since inception and has sustained recurring losses and negative cash flows from operations since inception. We expect to incur losses as we continue to develop and further refine and promote our technologies and potential product applications. As of May 31, 2024, the Company had $4,841,098 of cash, cash equivalents and short-term investments, and working capital of $5,261,925. The Company believes that it currently has sufficient cash to meet its funding requirements over the next twelve months following the issuance of this Annual Report on Form 10-K. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for additional capital investment. The Company expects that it may need to raise additional capital to commercialize its electricity generating coatings and application methodology. If additional funding is required, the Company expects to seek to obtain that funding through financial or strategic investors. There can be no assurance as to the availability of such financings nor is it possible to determine at this time the terms and conditions upon which such financing and capital might be available.

NOTE 2 – Interim Statement Presentation

Basis of Presentation and Use of Estimates

The accompanying unaudited interim consolidated financial statements of the Company as of May 31, 2024, and for the three and nine months ended May 31, 2024 and 2023 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. These Consolidated Financial Statements should therefore be read in conjunction with the Consolidated Financial Statements and Notes thereto for the fiscal year ended August 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on November 21, 2023.

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect amounts reported in the Consolidated Financial Statements and accompanying disclosures. Actual results may differ from those estimates. The accompanying unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (including normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company’s consolidated financial position as of May 31, 2024, results of operations, stockholders’ equity and cash flows for the three and nine months ended May 31, 2024 and 2023. The Company did not record an income tax provision during the periods presented due to net taxable losses. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

F-5

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the accounting period. The Company considers its accounting policies relating to the impairment of long-lived assets and stock-based compensation to be the most significant accounting policy that involves management estimates and judgments. The Company has made accounting estimates based on the facts and circumstances available as of the reporting date. Actual amounts could differ from these estimates, and such differences could be material.

These consolidated financial statements presented are those of SWT and its wholly owned subsidiaries, SolarWindow Asia (USA) Corp., and the Korean Subsidiary. All significant intercompany balances and transactions have been eliminated.

As more fully described in Note 3, on January 13, 2023, the Board determined that it is in the best interests of the Company to discontinue operations in South Korea and to dissolve the Korean Subsidiary. In accordance with applicable accounting guidance, the results of the Korean Subsidiary are presented as discontinued operations in the Consolidated Statements of Operations and Comprehensive Loss and, as such, have been excluded from continuing operations. The Consolidated Statements of Cash Flows are presented on a consolidated basis for both continuing operations and discontinued operations.

Information regarding the Company’s significant accounting policies is contained in Note 2, “Summary of significant accounting policies,” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2023. Presented below and in the following notes is supplemental information that should be read in conjunction with “Notes to Financial Statements” in the Annual Report.

Fiscal quarter

The Company’s quarterly periods end on November 30, February 29, May 31, and August 31. The Company’s third quarter in fiscal 2024 and 2023 ended on May 31, 2024 and 2023, respectively.

Cash and Highly Liquid Investments

Cash includes cash on hand and highly liquid investments with original maturities of three months or less from the date of purchase. The Company had $4,841,098 of cash and short-term deposits as of May 31, 2024, including $212,814 held in the US and covered by FDIC insurance, and $4,628,284 held in Canadian banks with $4,554,954 in excess of Canadian Deposit Insurance Corporation insured limits.

	May 31,	August 31,
	2024	2023
Cash	$841,098	$492,610
Short-term investments	4,000,000	5,500,000
	$4,841,098	$5,992,610

Short-term investments

The Company determines the balance sheet classification of its investments at the time of purchase and evaluates the classification at each balance sheet date. Money market funds, certificates of deposit, and time deposits with maturities of greater than three months but no more than twelve months are carried at cost, which approximates fair value and are recorded in the consolidated balance sheets in short-term investments. Time Deposits pay the interest earned at the time of maturity or redemption. During the nine months ended May 31, 2024, $4,900,000 of time deposits matured and $600,000 was redeemed. During the three and nine months ended May 31, 2024, the Company received $0 and $270,161, respectively, of earned interest on the time deposits originally purchased in February 2023. On February 28, 2024, the Company purchased new time deposits, which consist of a 12-month $2,500,000 fixed-term deposit earning interest of 5.2%, a 12-month $500,000 fixed-term deposit earning interest of 4.50% and a 6-month $1,000,000 fixed-term deposit earning interest of 5.10%. During the three and nine months ended May 31, 2024, the Company recognized $51,850 and $172,426 of interest income related to short-term investments. During the three and nine months ended May 31, 2023, the Company recognized $75,616 and $87,123 of interest income related to short-term investments.

F-6

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets includes the following items:

	May 31,	August 31,
	2024	2023
Prepaid expenses	$—	$24,250
Prepaid insurance premium	39,777	67,833
Interest income receivable (a)	51,850	149,585
Equipment deposit refund receivable (b)	608,705	—
Total	$700,332	$241,668

(a)	Relates to interest receivable in short term deposits as described above under NOTE 2 – Interim Statement Presentation, “Short-term Investments.”
(b)	For additional information, see NOTE 5 – Property and Equipment

Accounting Pronouncements

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable, the Company has not identified any standards that the Company believes merit further discussion.

Recent accounting pronouncements not yet adopted

None.

Recently adopted accounting pronouncements

None.

NOTE 3 – Discontinued Operations

On January 13, 2023, the Board determined that it is in the best interests of the Company to discontinue operations in South Korea and to dissolve the Korean Subsidiary. The Company is working to dispose the Korean Subsidiary other than by sale in accordance with Accounting Standards Codification (“ASC”) 360-10-45-15, Long-Lived Assets to Be Disposed of Other Than by Sale.

In accordance with ASC 205-20, Discontinued Operations, the results of the Korean Subsidiary are presented as discontinued operations in the Consolidated Statements of Operations and Comprehensive Loss, and, as such, have been excluded from continuing operations. Further, the Company reclassified the assets and liabilities of the Korean Subsidiary as assets and liabilities of discontinued operations in the Consolidated Balance Sheet as of August 31, 2022. The Consolidated Statements of Cash Flows are presented on a consolidated basis for both continuing operations and discontinued operations.

The following table summarizes the significant items included in income from discontinued operations, net of tax in the Consolidated Statement of Operations and Comprehensive Loss for the three and nine months ended May 31, 2024 and 2023:

F-7

	Three Months Ended May 31,		Nine Months Ended May 31,
	2024	2023	2024	2023
Operating expenses
Selling, general and administrative	$4,456	$54,810	$11,797	$243,076
Research and development	—	—	—	16,253
Total operating expenses	4,456	54,810	11,797	259,329

Other income
Interest income	—	—	—	9
Net loss from discontinued operations	$(4,456)	$(54,810)	$(11,797)	$(259,320)

The following table summarizes the carrying value of the significant classes of assets and liabilities classified as discontinued operations as of May 31, 2024 and August 31, 2023:

	May 31, 2024	August 31, 2023
Current assets
Prepaid expenses and other current assets	$13,026	$13,522
Total current assets	13,026	13,522
Total assets	$13,026	$13,522

Current liabilities
Accounts payable and accrued expenses	$134,818	$136,109
Total current liabilities	$134,818	$136,109

The cash flows related to discontinued operations have not been segregated and are included in the consolidated statements of cash flows for all periods presented.

NOTE 4 - Net Income (Loss) Per Share

The computation of basic earnings per share (“EPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net income per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share. Therefore, when calculating EPS if the Company experienced a loss, there is no inclusion of dilutive securities as their inclusion in the EPS calculation is antidilutive. Furthermore, options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants (they are in the money).

The shares listed below were not included in the computation of diluted losses per share because to do so would be antidilutive for the periods presented:

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2024	2023	2024	2023
Stock options	5,433,000	6,684,000	5,433,000	6,684,000
Warrants	16,666,667	16,666,667	16,666,667	16,666,667
	22,099,667	23,350,667	22,099,667	23,350,667

F-8

NOTE 5 – Property and Equipment

Property and equipment consists of the following:

	May 31,	August 31,
	2024	2023
Computers, office equipment and software	$16,051	$14,102
Equipment	133,653	133,653
In-process equipment	—	1,292,655
Total property and equipment	149,704	1,440,410
Accumulated depreciation	(134,340)	(125,128)
Property and equipment, net	$15,364	$1,315,282

During the three months ended May 31, 2024 and 2023, the Company recognized straight-line depreciation expense of $2,565 and $3,594, respectively. During the nine months ended May 31, 2024 and 2023, the Company recognized straight-line depreciation expense of $9,213 and $11,115, respectively.

During the year ended August 31, 2019, the Company made deposits for in-process equipment totaling $1,292,655 (the “Equipment Deposit”) towards the purchase of manufacturing equipment. Subsequent to May 31, 2024, the Company decided to pursue similar equipment that will enable significantly increased efficiency and capabilities. As a result, the Company has reclassified the portion of the Equipment Deposit that remains unallocated ($608,705) to current assets in anticipation of a return of those funds. The remaining $683,950 was impaired, and, according to the vendor, relates primarily to a coating die valued at $210,000 and engineering and design valued at $473,950 that has no future benefit to the Company.

NOTE 6 – Common Stock and Warrants

Common Stock

At May 31, 2024, the Company had 300,000,000 authorized shares of common stock with a par value of $0.001 per share, and 53,198,399 shares of common stock outstanding.

Warrants

Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. The following warrants may be exercised on a cashless basis. A summary of the Company’s warrants outstanding and exercisable as of May 31, 2024 and August 31, 2023 is as follows:

	Shares of Common Stock Issuable from Warrants Outstanding as of
Description	May 31, 2024	August 31, 2023	Weighted Average Exercise Price	Date of Issuance	Expiration
Series T	16,666,667	16,666,667	$1.70	November 26, 2018	November 26, 2029

On February 5, 2024, the Board modified the terms of the Series T warrants to extend the expiration date for an additional five (5) years. No other term was modified. The modification was not was not linked to any other financing arrangements. The Company calculated the incremental fair value of the modification at $400,000 which is presented on the Consolidated Statement of Operations as a deemed dividend.

F-9

NOTE 7 - Stock Options

The Company measures share-based compensation cost on the grant date, based on the fair value of the award, and recognizes the expense on a straight-line basis over the requisite service period for awards expected to vest. The Company estimates the grant date fair value of stock options using a Black-Scholes valuation model. A summary of the Company’s stock option activity for the nine months ended May 31, 2024 and 2023 and related information follows:

	Three Months Ended May 31, 2024	Nine Months Ended May 31, 2024	Nine Months Ended May 31, 2023
Expected dividend yield		—	—
Expected stock price volatility	332%	332% - 452%	—
Risk-free interest rate	4.60%	4.46% - 4.60%	—
Expected term (in years) (simplified method)	3.00	2.5 – 3.0	—
Exercise price	$0.33	$0.33 – $4.87	—
Weighted-average grant date fair-value	$0.33	$0.43	—

A summary of the Company’s stock option activity for the nine months ended May 31, 2024 and related information follows:

	Number of Shares Subject to Option Grants	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)
Outstanding at August 31, 2023	4,207,400	3.04
Grants	1,250,000	0.33
Forfeitures and cancellations	(24,400)	3.54
Outstanding at May 31, 2024	5,433,000	2.41	4.63	12,500
Exercisable at May 31, 2024	4,808,000	2.68	4.60	6,250

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of the period covered by this report and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all in-the-money option holders exercised their vested options on May 31, 2024. The intrinsic value of the option changes based upon the fair market value of the Company’s common stock.  The closing stock price was $0.34 on May 31, 2024 and all but 1,250,000 outstanding options have an exercise price above $0.34 per share. As a result, as of May 31, 2024, there is $12,500 and $6,250 of intrinsic value in the Company’s outstanding stock options and vested options, respectively.

Three and Nine Months Ended May 31, 2024

Modification – On February 5, 2024, the Board granted replacement options with a five (5) year life in amounts equal to and on substantially the same terms as certain previous grants totaling 3,623,000 options, including 1) 90,000 options with a strike price of $4.87; 2) 1,033,000 options with a strike price of $3.54; and 3) 2,500,000 options with a strike price of $2.60 (collectively, the “New Grant”). The New Grant was issued to replace grants issued in prior years (the "Old Grant"), and extend their expiration by five (5) years, as additional consideration for the September 1, 2023 Consulting Agreement entered into between the Company, Vector Asset Management, Inc., and Jatinder S. Bhogal. The exercise price of the New Grant is identical to the Old Grant. The intent of the Company was to reinstate and extend the Old Grant. However, because the original stock plan expired, in order to extend the Old Grant, the Company needed to issue the New Grant. The Company accounted for the New Grant as a modification based on the substance of the issuance. The difference in the fair value, as calculated using the Black-Scholes Model, was $26,750 which was recorded to selling, general and administrative expense.

F-10

Grants - On April 8, 2024, the Company’s Board granted 1,250,000 options to its officers and directors, with an exercise price of $0.33, five (5) year term and vesting as to 50% of the options on the date of grant and the remaining 50% on the twelve-month anniversary from the date of grant.

Forfeitures and cancellations – These totaled 24,400 and included 1) 23,400 options owned by a prior Director that expired unexercised; and 2) 1,000 options owned by a prior consultant that expired unexercised.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, that were recorded in the Company’s Statements of Operations for the three and nine months ended May 31, 2024 and 2023:

	Three Months Ended May 31,		Nine Months Ended May 31,
	2024	2023	2024	2023
Stock compensation expense:
Selling, general and administrative	$279,198	$24,023	$349,843	$118,855
Research and development	705	705	2,115	15,800
Total	$279,903	$24,728	$351,958	$134,655

As of May 31, 2024, the Company had $154,688 of unrecognized compensation cost related to unvested stock options which is expected to be recognized over a period of 0.75 years.

The following table summarizes information about stock options outstanding and exercisable at May 31, 2024:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares Subject to Outstanding Options	Weighted Average Contractual Life (years)	Weighted Average Exercise Price ($)	Number of Shares Subject To Options Exercise	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)
0.33	1,250,000	4.86	0.33	625,000	4.86	0.33
2.32	153,000	5.36	2.32	153,000	5.36	2.32
2.60	2,500,000	4.69	2.60	2,500,000	4.69	2.60
3.42	50,000	2.39	3.42	50,000	2.39	3.42
3.46	35,000	1.60	3.46	35,000	1.60	3.46
3.54	1,225,000	4.13	3.54	1,225,000	4.13	3.54
4.87	110,000	4.47	4.87	110,000	4.47	4.87
6.21	110,000	7.41	6.21	110,000	7.41	6.21
Total	5,433,000	4.63	2.41	4,808,000	4.60	2.68

NOTE 8 - Transactions with Related Persons

A related party with respect to the Company is generally defined as any person (and, if a natural person, inclusive of his or her immediate family) (i) that holds 10% or more of the Company’s securities, (ii) that is part of the Company’s management, (iii) that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Joseph Sierchio, one of the Company’s directors, has maintained his role as the Company’s general counsel since its inception, and, beginning in August 2020, as Principal of Sierchio Law, LLP pursuant to an engagement letter which provides for an annual fee of $175,000 in exchange for general counsel services, and the reimbursement of expenses. Beginning November 2023, Mr. Sierchio began serving as general counsel on an hourly basis at the rate of $750 per hour. Fees for legal services and expense reimbursement billed by Sierchio Law, LLP totaled $78,663 and $58,049 for the three months ended May 31, 2024 and 2023, respectively, and $203,098 and $145,549 for the nine months ended May 31, 2024 and 2023, respectively. As of May 31, 2024, the Company recognized a related party payable to Sierchio Law, LLP of $81,163, including $78,663 related to legal services and $2,500 related to the quarterly board fee for the three months ended May 31, 2024. As of August 31, 2023, the Company recognized a related party payable to Sierchio Law, LLP of $17,083, including $14,583 related to legal services and $2,500 related to the quarterly board fee for the three months ended August 31, 2023.

F-11

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

NOTE 9 – Commitments and Contingencies

On June 9, 2022, the Company was served the Notice of Civil Claim dated May 16, 2022 (the “Notice of Claim”), and related Notice of Application (the “Application”) and Order Made After Application (the “Order”). The Notice of Claim, the Application and Order are collectively referred to herein as the “Complaint.” Please refer to our Form 10-K filed on November 21, 2023 and Exhibit 99.0 thereto.

NOTE 10 – Subsequent Events

Management has reviewed material events subsequent of the period ended May 31, 2024 and through the date of filing of financial statements in accordance with FASB ASC 855 “Subsequent Events”. In managements opinion, no material subsequent events have occurred as of the date of this quarterly report.

F-12

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of SolarWindow Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SolarWindow Technologies, Inc. (the “Company”) as of August 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, consolidated stockholders’ equity, and consolidated cash flows for each of the two years in the in the period ended August 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended August 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2020.

/s/ PKF O’Connor Davies, LLP

New York, New York

November 21, 2023

PCAOB ID No. 127

* * * *

F-13

SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	August 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$492,610	$8,077,849
Short-term investments	5,500,000	—
Deferred research and development costs	56,698	153,799
Prepaid expenses and other current assets	241,668	87,232
Current assets of discontinued operations	13,522	43,599
Total current assets	6,304,498	8,362,479
Property and Equipment, net of accumulated depreciation of $125,128 and $110,418, respectively	1,315,282	1,329,992
Total assets	$7,619,780	$9,692,471

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$114,092	$60,791
Related party payables	37,025	—
Current liabilities of discontinued operations	136,109	57,585
Total current liabilities	287,226	118,376
Total liabilities	287,226	118,376

Commitments and contingencies	—	—

Stockholders' equity
Preferred stock: $0.10 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock: $0.001 par value; 300,000,000 shares authorized, 53,198,399 shares issued and outstanding at August 31, 2023 and 2022	53,198	53,198
Additional paid-in capital	82,735,384	82,576,002
Accumulated other comprehensive (loss)	(78,159)	(73,631)
Retained deficit	(75,377,869)	(72,981,474)
Total stockholders' equity	7,332,554	9,574,095
Total liabilities and stockholders' equity	$7,619,780	$9,692,471

(The accompanying notes are an integral part of these consolidated financial statements)

F-14

SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended August 31,
	2023	2022

Revenue	$—	$—

Operating expenses
Selling, general and administrative	1,546,177	2,845,766
Research and development	764,827	901,976
Total operating expenses	2,311,004	3,747,742
Loss from operations	(2,311,004)	(3,747,742)

Other income (expense)
Interest income	246,491	45,099
Other income	—	13,560
Total other income (expense)	246,491	58,659
Net loss from continuing operations	$(2,064,513)	$(3,689,083)
Net loss from discontinued operations	(331,882)	(1,259,450)
Net loss	$(2,396,395)	$(4,948,533)
Other comprehensive income (loss)
Foreign currency translation gain/(loss)	(4,528)	(58,759)
Comprehensive income (loss)	$(2,400,923)	$(5,007,292)

Loss per Share from continuing operations basic and diluted	$(0.04)	$(0.07)
Loss per Share from discontinued operations basic and diluted	$(0.01)	$(0.02)
Loss per Share basic and diluted	$(0.04)	$(0.09)

Weighted average number of common shares outstanding - basic and diluted	53,198,399	53,198,399

F-15

SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Deficit	Total Stockholders' Equity
Balance, August 31, 2021	53,198,399	$53,198	$81,551,840	$(14,872)	$(68,032,941)	$13,557,225
Stock based compensation due to common stock purchase options	-	-	1,024,162	-	-	1,024,162
Foreign currency translation adjustments	-	-	-	(58,759)	-	(58,759)
Net loss for the year ended August 31, 2022	-	-	-	-	(4,948,533)	(4,948,533)
Balance, August 31, 2022	53,198,399	53,198	82,576,002	(73,631)	(72,981,474)	9,574,095
Stock based compensation due to common stock purchase options	-	-	159,382	-	-	159,382
Foreign currency translation adjustments	-	-	-	(4,528)	-	(4,528)
Net loss for the year ended August 31, 2023	-	-	-	-	(2,396,395)	(2,396,395)
Balance, August 31, 2023	53,198,399	$53,198	$82,735,384	$(78,159)	$(75,377,869)	$7,332,554

(The accompanying notes are an integral part of these consolidated financial statements)

F-16

SOLARWINDOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended August 31,
	2023	2022
Cash flows from operating activities
Loss from continuing operations	$(2,064,513)	$(3,689,083)
Loss from discontinued operations	(331,882)	(1,259,450)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	14,709	30,024
Stock based compensation expense	159,382	1,024,162
Impairment of fixed assets	—	380,220
Changes in operating assets and liabilities:
Deferred research and development costs	97,101	(31,467)
Prepaid expenses and other assets	(124,063)	(46,064)
Accounts payable and accrued expenses	99,078	65,598
Related party payable	65,454	(114,750)
Net cash used in operating activities	(2,084,734)	(3,640,810)

Cash flows from investing activities
Purchase of short-term investments	(6,000,000)	—
Redemption of short-term investments	500,000	5,000,000
Capital expenditures	—	(356,966)
Net cash provided by (used in) investing activities	(5,500,000)	4,643,034
Effect of exchange rate changes on cash and cash equivalents	(505)	(51,831)
Net increase (decrease) in cash and cash equivalents	(7,585,239)	950,393
Cash and cash equivalents at beginning of year	8,077,849	7,127,456
Cash and cash equivalents at end of year	$492,610	$8,077,849

(The accompanying notes are an integral part of these consolidated financial statements)

F-17

SOLARWINDOW TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED AUGUST 31, 2023 AND 2022

NOTE 1 – Organization and Liquidity

Organization

SolarWindow Technologies, Inc. was incorporated in the State of Nevada on May 5, 1998 (“SWT” and together with its controlled subsidiary companies, collectively, the “Company”). SolarWindow® technology harvests light energy from the sun and from artificial light sources using a transparent and ultra-lightweight coating of organic photovoltaic (“OPV”) solar cells applied to glass and plastics, thereby generating electricity. The Company’s ticker symbol is WNDW.

On August 24, 2020, the SolarWindow Technologies, Inc. formed wholly owned SolarWindow Asia (USA) Corp., a Nevada Corporation, as the holding company for SolarWindow Asia Co. Ltd., (the “Korean Subsidiary”) a company formed in the Republic of Korea for the purpose of expansion into the Asian markets.

During the year ended August 31, 2022, the Company recognized an impairment of certain assets related to the Korean Subsidiary totaling $380,220. The impairment was recognized due to the Company’s inability to obtain from the management of the Korean Subsidiary the complete financial statements and related documentation thereby placing into doubt the recoverability of assets located in South Korea. Any amounts that become recoverable will be recognized accordingly. On January 13, 2023, the Board formally elected to dissolve the Korean Subsidiary. SWT has retained accountants and counsel in South Korea to assist in the dissolution of the Korean Subsidiary.

Liquidity

The Company has not generated any revenue since inception and has sustained recurring losses and negative cash flows from operations since inception. We expect to incur losses as we continue to develop and further refine and promote our technologies and potential product applications. As of August 31, 2023, the Company had $5,992,610 of cash, cash equivalents and short-term investments on hand, and working capital of $6,017,272. The Company believes that it currently has sufficient cash to meet its funding requirements over the next twelve months following the issuance of this Annual Report on Form 10-K. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it may need to raise additional capital to accomplish its business plan. If additional funding is required, the Company expects to seek to obtain that funding through financial or strategic investors. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The Management of the Company is responsible for the selection and use of appropriate accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

Basis of presentation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

F-18

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the accounting period. The Company considers its accounting policies relating to stock-based compensation to be the most significant accounting policy that involves management estimates and judgments. The Company has made accounting estimates based on the facts and circumstances available as of the reporting date. Actual amounts could differ from these estimates, and such differences could be material.

Fiscal Year-End

The Company’s quarterly periods end on November 30, February 28 and May 31 with August 31 being the Company’s fiscal year end.

Principles of Consolidation

These consolidated financial statements presented are those of SolarWindow Technologies, Inc. and its wholly owned subsidiaries, SolarWindow Asia (USA) Corp., and SolarWindow Asia Co. Ltd. All significant intercompany balances and transactions have been eliminated.

Cash and Highly Liquid Investments

Cash includes cash on hand and highly liquid investments with original maturities of three months or less from the date of purchase. The Company had $5,992,610 of cash and short-term deposits as of August 31, 2023, including $134,218 held in the US and covered by FDIC insurance, and $5,857,681 held in Canadian bank accounts with $5,783,777 in excess of Canadian Deposit Insurance Corporation insured limits.

	August 31,
	2023	2022
Cash	$492,610	$8,077,849
Short-term investments	5,500,000	—
	$5,992,610	$8,077,849

Short-term investments

The Company determines the balance sheet classification of its investments at the time of purchase and evaluates the classification at each balance sheet date. Money market funds, certificates of deposit, and time deposits with maturities of greater than three months but no more than twelve months are carried at cost, which approximates fair value and are recorded in the consolidated balance sheets in short-term investments. As of August 31, 2023, short-term investments consists of a 12-month $4,000,000 fixed-term deposit earning interest of 5.3%, and a 12-month $1,500,000 fixed term deposit earning interest of 4.25% purchased in February 2023.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

F-19

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

During the periods covered by this report, the Company did not have any assets or liabilities that were required to be measured at fair value on a recurring basis or on a non-recurring basis.

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts payable and accrued expenses. The carrying amounts of the Company’s financial instruments approximate fair value because of the short-term maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect those estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718, Stock Based Compensation.  ASC 718 requires all stock-based payments to directors, employees and consultants, including grants of stock options, to be recognized in the consolidated statements of operations based on their fair values. The Company uses the Black-Scholes option pricing model (the “Black-Scholes Model”) to determine the weighted-average fair value of options granted and recognizes the compensation expense of stock-based awards on a straight-line basis over the vesting period of the award. If a stock-based award contains performance-based conditions, at the point that it becomes probable that the performance conditions will be met, the Company records a cumulative catch-up of the expense from the grant date to the current date, and then amortizes the remainder of the expense over the remaining service period. Management evaluates when the achievement of a performance-based condition is probable based on the expected satisfaction of the performance conditions as of the reporting date.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model requires the use of the following assumptions: expected volatility of our common stock, which is based on our own calculated historical rate; expected life of the option award, which we elected to calculate using the simplified method; expected dividend yield, which is 0%, as we have not paid and do not have any plans to pay dividends on our common stock; and the risk-free interest rate, which is based on the U.S. Treasury rate in effect at the time of grant with maturities equal to the stock option award’s expected life. The Company evaluates the assumptions used to value the awards at each grant date and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Forfeitures are accounted for as they occur. See “NOTE 5 – Common Stock and Warrants” and “NOTE 5 - Stock Options” for additional information on the Company’s stock-based compensation plans.

Property and Equipment

Fixed assets are carried at cost, less accumulated depreciation. Major improvements are capitalized, while repair and maintenance are expensed when incurred. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in that period.

Depreciation is computed on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

F-20

Estimated
Useful Lives (Years)
Computer equipment and software	3-5
Equipment, furniture and fixtures	5

Patent and Trademark Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

Research and Product Development

Research and product development costs represent costs incurred to develop the Company’s technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs. Research and product development costs are expensed when incurred, except for advance payments for future research and development activities which are deferred and recognized as expense as the related services are performed.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions, if any, taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively.

Segment Reporting

The Company’s business is considered to be operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

Net Income (Loss) Per Share

The computation of basic earnings per share (“EPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net income per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share. Therefore, when calculating EPS if the Company experienced a loss, there is no inclusion of dilutive securities as their inclusion in the EPS calculation is antidilutive. Furthermore, options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants (they are in the money).

The shares listed below were not included in the computation of diluted losses per share because to do so would be antidilutive for the periods presented:

F-21

	Years Ended August 31,
	2023	2022
Stock options	4,207,400	6,761,400
Warrants	16,666,667	19,281,917
	20,874,067	26,043,317

Also, the 2023 EPS for continuing operations ($0.04), as rounded up from ($0.038), and discontinued operations ($0.01), as rounded up from ($0.006), are rounded to the nearest penny, and when added together total ($0.05). However, due to rounding the net loss per share is calculated at ($0.04) which is rounded down from ($0.044).

Foreign Currency Translation Gain and Comprehensive Income (Loss)

In countries in which the Company operates, and the functional currency is other than the U.S. dollar, assets and liabilities are translated using published exchange rates in effect at the consolidated balance sheet date. Expenses and cash flows are translated using an approximate weighted average exchange rate for the period. Resulting translation adjustments are recorded as a component of accumulated other comprehensive income on the accompanying consolidated balance sheet. For the years ended August 31, 2023 and 2022, comprehensive loss includes a loss of $4,528 and $58,759, respectively, which were entirely from foreign currency translation.

As of and for the years ended August 31, 2023 and 2022, the Company used the following exchange rates.

		Approximate weighted		Approximate weighted
		average exchange rate		average exchange rate
	Exchange rate at	For the year ended	Exchange rate at	For the year ended
Currency	August 31, 2023	August 31, 2023	August 31, 2022	August 31, 2022
Korean Won	1,324.00	1,321.29	1,342.00	1,230.36

Accounting Pronouncements

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable, the Company has not identified any standards that the Company believes merit further discussion.

Recent accounting pronouncements not yet adopted

None.

Recently adopted accounting pronouncements

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2019-12, Income Taxes – Simplifying the Accounting for Income Taxes. The guidance removes certain exceptions for recognizing deferred taxes for equity method investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group, among others. This guidance is effective for interim and annual reporting periods beginning after December 15, 2020. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The transition requirements are dependent upon each amendment within this update and applied either prospectively or retrospectively. The Company adopted ASU 2019-12 beginning September 1, 2021 with no impact on its Financial Statements.

NOTE 3 – Discontinued Operations

On January 13, 2023, the Board determined that it is in the best interests of the Company to discontinue operations in South Korea and to dissolve the Korean Subsidiary. The Company is working to dispose the Korean Subsidiary other than by sale in accordance with Accounting Standards Codification (“ASC”) 360-10-45-15, Long-Lived Assets to Be Disposed of Other Than by Sale

F-22

In accordance with ASC 205-20, Discontinued Operations, the results of the Korean Subsidiary are presented as discontinued operations in the Consolidated Statements of Operations and Comprehensive Loss, and, as such, have been excluded from continuing operations. Further, the Company reclassified the assets and liabilities of the Korean Subsidiary as assets and liabilities of discontinued operations in the Consolidated Balance Sheet as of August 31, 2022. The Consolidated Statements of Cash Flows are presented on a consolidated basis for both continuing operations and discontinued operations.

The following table summarizes the significant items included in income from discontinued operations, net of tax in the Consolidated Statement of Operations and Comprehensive Loss for the years ended August 31, 2023 and 2022:

	Years Ended August 31,
	2023	2022
Operating expenses
Selling, general and administrative	$315,638	$694,058
Research and development	16,253	185,352
Total operating expenses	331,891	879,410

Other income (expense)
Interest income	9	180
Impairment of assets	—	(380,220)
Net loss from discontinued operations	$(331,882)	(1,259,450)

The following table summarizes the carrying value of the significant classes of assets and liabilities classified as discontinued operations as of August 31, 2023 and 2022:

	August 31,
	2023	2022
Current assets
Prepaid expenses and other current assets	$13,522	$43,599
Total current assets	13,522	43,599
Total assets	$13,522	$43,599

Current liabilities
Accounts payable and accrued expenses	$136,109	$57,585
Total current liabilities	$136,109	$57,585

The cash flows related to discontinued operations have not been segregated and are included in the consolidated statements of cash flows for all periods presented. The Korean Subsidiary depreciation expense for the years ended August 31, 2023 and 2022, and included in the consolidated statement of cash flow was $0 and $14,835, respectively. Capital expenditures in the years ended August 31, 2023 and 2022 were $0 and $330,363, respectively.

F-23

NOTE 4 – Property and Equipment

Property and equipment consists of the following:

	August 31,		Increase/
	2023	2022	(decrease)
Computers, office equipment and software	$14,102	$14,102	$—
Equipment	133,653	133,653	—
In-process equipment	1,292,655	1,292,655	—
Total property and equipment	1,440,410	1,440,410	—
Accumulated depreciation	(125,128)	(110,418)	(14,709)
Property and equipment, net	$1,315,282	$1,329,992	$(14,709)

During the year ended August 31, 2023 and 2022, the Company purchased $0 and $356,966 of property and equipment, respectively. During the years ended August 31, 2023 and 2022, the Company recognized straight-line depreciation expense of $14,709 and $30,024, respectively. During 2022, the Company disposed of $7,468 of fully depreciated computer equipment.

During 2022, the Company’s Korean subsidiary agreed to purchase equipment consisting of a roll-2-roll coating system for use in Korea. The Company paid approximately $512,000 as a deposit. During 2022, the Company canceled the equipment purchase and received a refund of approximately $186,000. For reasons discussed above, the Company impaired the value of all property and equipment recorded on the books of the Korean Subsidiary, including the unreturned portion of roll-2-roll coating system deposit of approximately $326,000 and $54,000 of furniture and fixtures and leasehold improvements net of accumulated depreciation.

During the year ended August 31, 2019, the Company made deposits for in-process equipment totaling $1,292,655 towards the purchase of manufacturing equipment. The Company is currently evaluating configuration options to optimize the equipment for manufacturing of the Company’s initial product. Completion of the equipment may require additional payments of up to approximately $510,000.

NOTE 5 – Common Stock and Warrants

Common Stock

At August 31, 2023, the Company had 300,000,000 authorized shares of common stock with a par value of $0.001 per share, and 53,198,399 shares of common stock outstanding.

2006 Long-Term Incentive Plan

In 2006 the Company’s Board and stockholders adopted and approved 15,000,000 shares for grant under the 2006 Long-Term Incentive Plan (the “2006 Plan”). The 2006 Plan was extended by the Board on February 7, 2021 for a period of two years. On January 13, 2023, the Board extended the 2006 Plan for two months. The 2006 Plan expired on March 17, 2023. The 2006 Plan provided for the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, and other types of awards to employees, consultants, and directors. Stock option grants pursuant to the 2006 Plan vest from zero to five years and expire from six to ten years after the date of grant with the exercise price equal to the fair value of the underlying stock on the date of grant. See “NOTE 6 - Stock Options” for additional information.

Warrants

Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. Other than the Series P Warrants, all of the following warrants may be exercised on a cashless basis. A summary of the Company’s warrants outstanding and exercisable as of August 31, 2023 and 2022 is as follows:

F-24

	Shares of Common Stock Issuable from Warrants Outstanding as of
	August 31,
Description	2023	2022	Weighted Average Exercise Price	Date of Issuance	Expiration
Series M	—	246,000	$2.34	December 7, 2015	December 31, 2022
Series N	—	767,000	$3.38	December 31, 2015	December 31, 2022
Series P	—	213,500	$3.70	March 25, 2016	December 31, 2022
Series R	—	468,750	$4.00	June 20, 2016	December 31, 2022
Series S-A	—	300,000	$2.53	July 24, 2017	December 31, 2022
Series S	—	620,000	$3.42	September 29, 2017	September 29, 2022
Series T	16,666,667	16,666,667	$1.70	November 26, 2018	November 26, 2025
Total	16,666,667	19,281,917

During the year ended August 31, 2023, the Series M, N, P R, S-A and S Warrants expired unexercised.

NOTE 6 - Stock Options

The Company measures share-based compensation cost on the grant date, based on the fair value of the award, and recognizes the expense on a straight-line basis over the requisite service period for awards expected to vest. The Company estimated the grant date fair value of stock options using a Black-Scholes valuation model using the following weighted-average assumptions:

	Years Ended August 31,
	2023	2022
Expected dividend yield	—	—
Expected stock price volatility	—	103.31%
Risk-free interest rate	—	1.16%
Expected term (in years)(simplified method)	—	5.75
Exercise price	—	$6.21
Weighted-average grant date fair-value	—	$4.92

A summary of the Company’s stock option activity for the years ended August 31, 2023 and 2022 and related information follows:

	Number of Shares Subject to Option Grants	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)
Outstanding at August 31, 2021	6,740,400	3.97
Grants	140,000	6.21
Forfeitures and cancellations	(119,000)	4.28
Outstanding at August 31, 2022	6,761,400	4.01
Forfeitures and cancellations	(2,554,000)	5.60
Outstanding at August 31, 2023	4,207,400	3.04	3.80	—
Exercisable at August 31, 2023	4,165,700	3.03	3.81	—

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of the period covered by this report and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all in-the-money option holders exercised their vested options on August 31, 2023. The intrinsic value of the option changes based upon the fair market value of the Company’s common stock. Since the closing stock price was $0.03 on August 31, 2023 and no outstanding options have an exercise price below $0.03 per share, as of August 31, 2023, there is no intrinsic value in the Company’s outstanding, and vested stock options.

F-25

Year Ended August 31, 2023

Forfeitures and cancellations - totaled 2,554,000 options, including the expiration of 2,500,000, three (3) year, fully vested stock options granted on August 31, 2020 to Mr. John Rhee, former CEO and Chairman; and the cancellation of 54,000 options which expired unexercised.

Year Ended August 31, 2022

Grants - On October 27, 2021, the Company’s Board granted 140,000 options to its officers and directors, with an exercise price of $6.21, exercisable on a cashless basis any time prior to the Company’s listing of any of its securities for trading on a national stock exchange, ten-year term and vesting as to 50% of the options on the six-month anniversary of the date of grant and as to the remaining 50% of the options on the twelve-month anniversary from the date of grant.

Forfeitures and cancellations - totaled 119,000 options, including the forfeiture of 83,600 unvested stock options as a result of certain director resignations from the Board, and the cancellation of 35,400 options which expired unexercised.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, that were recorded in the Company’s Statements of Operations and Comprehensive Loss for the years ended August 31, 2023 and 2022:

	Years Ended August 31,
Stock compensation expense:	2023	2022
Selling, general and administrative	$142,877	$939,232
Research and development	16,505	84,930
Total	$159,382	$1,024,162

As of August 31, 2023, the Company had $68,945 of unrecognized compensation cost related to unvested stock options which is expected to be recognized over a period of 1.00 year.

The following table summarizes information about stock options outstanding and exercisable at August 31, 2023:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares Subject to Outstanding Options	Weighted Average Contractual Life (years)	Weighted Average Exercise Price ($)	Number of Shares Subject To Options Exercise	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)
2.32	153,000	6.11	2.32	153,000	6.11	2.32
2.60	2,500,000	2.84	2.60	2,500,000	2.84	2.60
3.42	50,000	3.14	3.42	37,500	3.14	3.42
3.46	35,000	2.35	3.46	35,000	2.35	3.46
3.54	1,249,400	5.09	3.54	1,220,200	5.16	3.54
4.87	110,000	4.23	4.87	110,000	4.23	4.87
6.21	110,000	8.16	6.21	110,000	8.16	6.21
Total	4,207,400	3.80	3.04	4,165,700	3.81	3.03

F-26

NOTE 7 – Lease

On February 26, 2021, the Korean Subsidiary entered into an apartment lease for the purposes of housing foreign personnel, which lease was terminated in November of 2022. The apartment lease provided for a term of one year beginning March 7, 2021, monthly rent of approximately $950 and a security deposit of approximately $8,700.

In September 2020, the Korean Subsidiary entered a lease for office space, which lease was terminated in December of 2022. The office lease provided for an initial term of one-year from September 23, 2020 through September 23, 2021, which was been renewed for an additional year, monthly rent of approximately $1,200 and a security deposit of approximately $13,000.

The Company’s policy is to record all leases with a term of less than one year as an operating lease with rent expensed recorded on a straight-line basis and to not recognize lease assets or lease liabilities.

As of May 31, 2023, the Company had not entered into any leases other than those described above which have not yet commenced and would entitle the Company to significant rights or create additional obligations.

NOTE 8 - Transactions with Related Persons

A related party with respect to the Company is generally defined as any person (i) (and, if a natural person, inclusive of his or her immediate family) that holds 10% or more of the Company’s securities, (ii) that is part of the Company’s management, (iii) that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

On August 7, 2017, the Company appointed Jatinder Bhogal to the Board of directors. Mr. Bhogal provided consulting services to the Company through his wholly owned company, Vector Asset Management, Inc. (“VAMI”). On July 1, 2020 the Company and VAMI entered into an Executive Consulting Agreement (the “ECA”) pursuant to which Mr. Bhogal served as a director of the Company and as its Chairman and Chief Executive Officer. Effective January 18, 2022, Mr. Bhogal resigned all positions he held in the Company and executed a Separation and Release of Claims Agreement by and among the Company, VAMI and Mr. Bhogal. Pursuant to the ECA, VAMI received $34,167 per month and was eligible for an annual bonus. VAMI also incurred expenses on behalf of the Company which are reimbursed according to the Company’s expense reimbursement policy. The Company recognized cash compensation expense of $0 and $524,505 during the years ended August 31, 2023 and 2022, respectively, related to the ECA.

Joseph Sierchio, one of the Company’s directors, has maintained his role as the Company’s general counsel since its inception as Principal of the law firm of Sierchio & Partners, LLP, and then as a Partner with Satterlee Stephens LLP and beginning in August 2020, as Principal of Sierchio Law, LLP pursuant to an engagement letter which provides for an annual fee of $175,000 in exchange for general counsel services, and the reimbursement of expenses. Fees for legal services and expense reimbursement billed by Sierchio Law, LLP totaled $189,299 and $175,000 for the years ended August 31, 2023 and 2022, respectively. As of August 31, 2023, the Company recognized a related party payable to Sierchio Law, LLP of $17,083, including $14,583 related to legal services and $2,500 related to the quarterly board fee for the three months ended August 31, 2023.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

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NOTE 9 – Income Taxes

Provision for Income Taxes

The components of loss before income taxes follows:

	Years Ended August 31,
	2023	2022
United States	$(2,244,302)	$(3,755,493)
Foreign	(111,001)	(1,193,040)
Loss before income taxes	$(2,355,303)	$(4,948,533)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at August 31, 2023 and 2022 are as follows:

	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$8,468,620	$7,977,402
Capitalized research and development	944,662	990,618
Stock based compensation	2,550,537	2,508,105
Gross deferred tax assets	11,963,819	11,476,125
Less: valuation allowance	(11,962,425)	(11,474,539)
Total deferred tax assets	$1,394	$1,586

Deferred tax liabilities
Depreciation	$(1,394)	$(1,586)
Gross deferred tax liabilities	(1,394)	(1,586)
Net deferred taxes	$—	$—

The net increase in the valuation allowance for deferred tax assets was $487,886 and $947,949 for the year ended August 31, 2023 and 2022, respectively. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has U.S. federal net operating loss carry forwards at August 31, 2023 available to offset future federal taxable income, if any, of $38,523,539, which will begin to expire in 2023. These carryforwards may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company also has foreign net operating losses of $1,514,707 as of August 31, 2023, which will begin to expire in 2035.

The effects of state income taxes were insignificant for the years ended August 31, 2023 and 2022.

The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rate of 21% for the year ended August 31, 2023 and 2022:

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	2023	2022
Income tax benefit at statutory rate	$494,614	$1,039,192
Foreign rate differential	4,440	32,513
Permanent differences	–	(79,846)
Stock options	8,961	(32,236)
Other	(20,127)	(11,674)
Change in valuation allowance	(487,886)	(947,949)
	$–	$–

The fiscal years 2021 through 2023 remain open to examination by federal authorities and other jurisdictions in which the Company operates.

The Company does not have any uncertain tax positions at August 31, 2023 and 2022 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

NOTE 10 – Commitments and Contingencies

On June 9, 2022, the Company was served the Notice of Civil Claim dated May 16, 2022 (the “Notice of Claim”), and related Notice of Application (the “Application”) and Order Made After Application (the “Order”) copies of which are referenced in this report as Exhibit 99.0. The Notice of Claim, the Application and Order are collectively referred to herein as the “Complaint.” Please refer to our Form 8-K filed on June 15, 2022 and Exhibit 99.0 hereto.

NOTE 11 – Subsequent Events

Management has reviewed material events subsequent of the period ended August 31, 2023 and through the date of filing of financial statements in accordance with FASB ASC 855 “Subsequent Events”. In managements opinion, no material subsequent events have occurred as of the date of this annual report.

F-29

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC filing fee	$352.28
Accounting fees and expenses	$7,500
Legal fees and expenses	$25,000
Miscellaneous	$1,000
Total	$33,852.28

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.138 of the Nevada Revised Statutes (the “NRS”) provides that except as might otherwise be specifically provided in the NRS or a company’s articles of incorporation n that a director or officer of the Company shall not be personally liable to the Company or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer, if his or her act or omission did not constitute a breach of his or her fiduciary duties and did not involve intentional misconduct, fraud or a knowing violation of law.  Nevada law provides that, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of an action, suit or proceeding, the Company shall indemnify such person against expenses incurred in connection with the defense.

Section 78.7502(1) of the NRS authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

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Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our bylaws also contain broad indemnification provisions. Pursuant to our bylaws we are required to indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer (collectively, a “Covered Person”) to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee, or representative. The foregoing right of an indemnification is not the exclusive of other rights to which those seeking an indemnification may be entitled. We may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Corporation would have the legal power to indemnify them directly against such liability.

Our bylaws further provide that the costs, charges and expenses (including attorneys’ fees) incurred by a Covered Person in defending a civil or criminal proceeding shall be paid by us in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it ultimately determined that the person is not entitled to be indemnified by us as authorized in our bylaws, and upon satisfaction of other conditions required by current or future legislation.

If the indemnification provisions set forth in our bylaws are invalidated, in whole or in part on any ground by a court of competent jurisdiction, we may nevertheless indemnify each person described in above to the fullest extent permitted by all portions of our bylaws that have not been invalidated and to fullest extent permitted by law.

The foregoing provisions of the NRS and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these amended and restated certificate of incorporation provisions, amended and restated bylaw provisions, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

None.

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ITEM 16. EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended (Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed on April 16, 2010)

3.2	Certificate of Amendment to the Articles of Incorporation changing name to New Energy Technologies, Inc. (Incorporated by reference to the exhibits filed as part of the report on Form 10-Q on April 16, 2010)

3.3	Certificate of Amendment to the Articles of Incorporation increasing the authorized shares from 100,000,000 to 300,000,000 (Incorporated by reference to the Form 8-K filed on March 21, 2011)

3.4	Certificate of Change to the Articles of Incorporation relating to the one-for-three reverse stock split (Incorporated by reference to the Form 8-K filed on March 21, 2011)

3.5	By Laws. (Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed April 16, 2010)

3.6	Certificate of Amendment to the Articles of Incorporation changing name to SolarWindow Technologies, Inc. (Incorporated by reference to Form 8-K filed on March 4, 2015)

4.1	$3,000,000 Convertible Promissory Note dated October 7, 2013 (Incorporated by reference to the Form 8-K filed on October 10, 2013)

4.2	Series I Stock Purchase Warrant (Incorporated by reference to the Form 8-K filed on October 10, 2013)

4.3	Registration Rights Agreement dated October 7, 2013, entered into between New Energy Technologies, Inc. and Kalen Capital Corporation (Incorporated by reference to the Form 8-K filed on October 10, 2013)

4.4	Amendment to Convertible Promissory Note by and between the Company and Kalen Capital Corporation dated November 10, 2014 (Incorporated by reference to Form 8-K filed on November 17, 2014)

4.5	Amendment to Bridge Loan Agreement by and between the Company and Kalen Capital Corporation dated November 10, 2014 (Incorporated by reference to Form 8-K filed on November 17, 2014)

4.6	Form of Stock Purchase Warrant granted to Kalen Capital Corporation (Incorporated by reference to Form 8-K filed on November 17, 2014)

4.7	Form of Stock Award Agreement (Incorporated by reference to the Form 8-K filed on December 19, 2014

4.8	Form of Series L Warrant issued to 1420468 Alberta Ltd. (Incorporated by reference to Form 8-K filed on March 10, 2015)

4.9	Bridge Loan Agreement and Promissory Note by and between the Company and Kalen Capital Corporation dated December 7, 2015 (Incorporated by reference to Form 8-K filed on December 11, 2015)

4.10	Form of Series M Warrant issued to Kalen Capital Corporation dated December 7, 2015 (Incorporated by reference to Form 8-K filed on December 11, 2015)

4.11	Amendment to Bridge Loan Agreement dated December 7, 2015 (Incorporated by reference to Form 8-K filed on December 11, 2015)

4.12	Form of Series M Warrant issued to1420468 Alberta Ltd. dated December 7, 2015 (Incorporated by reference to Form 8-K filed on December 11, 2015)

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4.13	Second Amended Bridge Loan Agreement dated December 31, 2015 (Incorporated by reference to Form 8-K filed on January 7, 2016)

4.14	Form of Series N Warrant dated December 31, 2015 (Incorporated by reference to Form 8-K filed on January 7, 2016)

4.15	Lock-Up Agreement dated January 5, 2016 (Incorporated by reference to Form 8-K filed on January 7, 2016)

4.16	Form of Series O Stock Purchase Warrant (Incorporated by reference to Form 8-K filed on February 24, 2016)

4.17	Form of Series P Stock Purchase Warrant (Incorporated by reference to Form 8-K filed on February 24, 2016)

4.18	Form of Subscription Agreement (Incorporated by reference to Form 8-K filed on February 24, 2016)

4.19	Form of Series Q Stock Purchase Warrant (Incorporated by reference to Form 8-K filed on June 23, 2016)

4.20	Form of Series R Stock Purchase Warrant (Incorporated by reference to Form 8-K filed on June 23, 2016)

4.21	Form of Subscription Agreement (Incorporated by reference to Form 8-K filed on June 23, 2016)

4.22	Form of Registration Rights Agreement dated June 20, 2016 (Incorporated by reference to Form 8-K filed on June 23, 2016)

4.23	Form of Series S-A Stock Purchase Warrant (Incorporated by reference to Form 8-K filed on July 28, 2017)

4.24	Form of Subscription Agreement (Incorporated by reference to Form 8-K filed on July 28, 2017)

4.25	Form of Registration Rights Agreement dated July 24, 2017 (Incorporated by reference to Form 8-K filed on July 28, 2017)

4.26	Form of Series S Stock Purchase Warrant dated September 29, 2017 (Incorporated by reference to Form 8-K filed on September 29, 2017)

4.27	Form of Subscription Agreement (Incorporated by reference to Form 8-K filed on September 29, 2017)

4.28	Form of Registration Rights Agreement dated September 29, 2017 (Incorporated by reference to Form 8-K filed on September 29, 2017)

4.29	Amendment to the 2014 Amended Bridge Loan Agreement dated November 3, 2017 (Incorporated by reference to Form 8-K filed on November 9, 2017)

4.30	Third Amendment to the 2015 Bridge Loan Agreement dated November 3, 2017 (Incorporated by reference to Form 8-K filed on November 9, 2017)

4.31	Form of Series T Stock Purchase Warrant dated November 26, 2018 (Incorporated by reference to Form 8-K filed on November 29, 2018)

4.32	Form of Subscription Agreement for Units Dated November 26, 2018 (Incorporated by reference to Form 8-K filed on November 29, 2018)

II-4

4.33	Amended and Restated Articles (Incorporated by reference to Form 10-K filed on November 18, 2019)

4.34	Amended and Restated Bylaws (Incorporated by reference to Form 10-K filed on November 18, 2019)

4.35	Form of Stock Option Agreement dated August 31, 2020 (Incorporated by reference to Form 8-K filed on September 4, 2020)

10.1	Form of Lock-Up Agreement dated November 15, 2016, between SolarWindow, Inc. and each of John A. Conklin, Alastair Livesey and Joseph Sierchio (Incorporated by reference to the Form 8-K filed on November 18, 2016)

10.2	Form of Lock-Up Agreement dated January 5, 2016, between SolarWindow Technologies, Inc. and each of John A. Conklin, Alastair Livesey and Joseph Sierchio (Incorporated by reference to Form 8-K filed on January 7, 2016)

10.3	Process Integration and Production Agreement dated August 2, 2017 by and between SolarWindow Technologies, Inc. and TriView Glass Industries, LLC, (Incorporated by reference to Form 8-K filed on August 8, 2017)

10.4	Consulting agreements dated July 7, 2017 (Incorporated by reference to Form 8-K filed on July 13, 2017)

10.5	Modification to the Stevenson-Wydler Cooperative Research and Development Agreement dated December 28, 2015 (Incorporated by reference to Form 8-K filed on January 4, 2016)

10.6§	Employment Agreement dated January 1, 2014, between New Energy Technologies, Inc. and John A. Conklin (Incorporated by reference to the Form 8-K filed on January 31, 2014)

10.7§	Employment Agreement dated December 27, 2017, between SolarWindow Technologies, Inc. and John A. Conklin (Incorporated by reference to the Form 8-K filed on January 3, 2018)

10.8	Redacted copy of the CRADA Modification (Incorporated by reference to the Form 8-K filed on March 21, 2018)

10.9	Amendment to the March 2015 Loan Agreement dated November 26, 2018 (Incorporated by reference to Form 8-K filed on November 29, 2018)

10.11	Amendment to the 2013 Note as amended dated November 26, 2018 (Incorporated by reference to Form 8-K filed on November 29, 2018)

10.12	Lease dated May 1, 2019 between Rose Claudia of the Vestal Professional Building and Registrant for 300 Main Street, Suite 6, Vestal, New York (Incorporated by reference to Form 10-Q filed on July 9, 2019)

10.13	Executive Consulting Agreement dated June 29, 2020 having an effective date of July 1, 2020 by and among SolarWindow Technologies, Inc., Vector Asset Management, Inc., and Jatinder S. Bhogal (Incorporated by reference to Form 10-Q filed on July 8, 2020)

10.14	Stock Option Grant and Grant Agreement dated as of June 29, 2020 between SolarWindow Technologies, Inc., Jatinder S. Bhogal and Vector Asset Management, Inc. and having an effective date of July 1, 2020 (Incorporated by reference to Form 10-Q filed on July 8, 2020)

10.15	Executive Services Consulting Agreement dated August 31, 2020, between SolarWindow Technologies, Inc. and John Rhee, an individual (Incorporated by reference to Form 8-K filed on September 4, 2020)

II-5

10.16	Non-statutory Stock Option Agreement dated as of August 31, 2020 between SolarWindow Technologies, Inc., and John Rhee, an individual (Incorporated by reference to Form 8-K filed on September 4, 2020)

10.17	Stock Option Grant and Grant Agreement dated as of October 19, 2020 between SolarWindow Technologies, Inc., and Joseph Sierchio (Incorporated by reference to Form 8-K filed on September 4, 2020)

10.18	Amendment dated March 1, 2021 to the Executive Services Consulting Agreement dated as of August 31, 2020, between SolarWindow Technologies, Inc., and John Rhee, an individual (Incorporated by reference to Form 8-K filed on March 5, 2021).

10.19	Separation and Release of Claims Agreement dated January 18, 2022 by and among SolarWindow Technologies, Inc. and Vector Asset Management, Inc. and Jatinder S. Bhogal (Incorporated by reference to the Company’s Form 8-K filed on January 24, 2022).

10.20	Form of Equipment Purchase Agreement dated February 10, 2022 between SolarWindow Asia Co., Ltd and WI-A Corporation (Incorporated by reference to the Company’s Form 10-Q filed on April 8, 2022).

10.21*	Form of Stock Option Grant and Grant Agreement dated as of April 8, 2024 between SolarWindow Technologies, Inc., and each of Joseph Sierchio, Robert Levine, Timothy Bullinger and Justin Frere.

10.22*	Form of Stock Option Grant and Grant Agreement dated as of May 14, 2024 between SolarWindow Technologies, Inc., and Amit Singh.

17.0	Termination Notice dated May 8, 2022 (incorporated by reference to the Company’s Form 8-K filed on May 13, 2022).

99.0	Notice of Civil Claim, Endorsement on Originating Pleading or Petition for Service Outside British Columbia Notice of Application - Without Notice; Affidavit (incorporated by reference to the Company’s Form 8-K filed on June 15, 2022)

99.1§	2006 Incentive Stock Option Plan (Incorporated by reference to the Form S-8 filed on March 15, 2011)

107*	Filing fee table

21*	Registrant’s Subsidiaries.

23.1*	Consent of Sierchio Law LLP

23.2*	Consent of PKF O’Connor Davies, LLP

24*	Power of Attorney

101.INS	XBRL Instance Document**
101.SCH	XBRL Taxonomy Extension - Schema Document**
101.CAL	XBRL Taxonomy Extension - Calculation Linkbase Document**
101.DEF	XBRL Taxonomy Extension - Definition Linkbase Document**
101.LAB	XBRL Taxonomy Extension - Label Linkbase Document**
101.PRE	XBRL Taxonomy Extension - Presentation Linkbase Document**

______________

*Filed herewith.

§ Management contract or compensatory plan.

** Furnished herewith. XBRL (eXtensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes

II-6

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SOLARWINDOW TECHNOLOGIES, INC.

By:	/s/ Amit Singh
Name:	Amit Singh
Title:	President and Chief Executive Officer
(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

By:	/s/ Justin Frere
Name:	Justin Frere
Title:	Interim Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Amit Singh, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Date	Name	Title	Signature

October 18, 2024	Amit Singh	President and Chief Executive Officer, (Principal Executive Officer)	/S/ Amit Singh

October 18, 2024	Bob Levine	Director	*

October 18, 2024	Joseph Sierchio	Director	*

October 18, 2024	Timothy Bullinger	Director	*

* By: /S/ Amit Singh

Amit Singh, Attorney-in-fact

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